     Exhibit 3.1
Company No.: CR-156792
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
Bitauto Holdings Limited
(adopted on July 20, 2009 at a general meeting held on July 8, 2009)
Incorporated on the 21st day of October, 2005
INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (2007 Revision)
Company Limited by Shares
AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
Bitauto Holdings Limited
(adopted on July 20, 2009 at a general meeting held on July 8, 2009)
1.	The name of the Company is Bitauto Holdings Limited.
2.	The Registered Office of the Company shall be at the offices of:

Offshore Incorporations (Cayman) Limited, Scotia Centre 4th Floor, P.O. Box 2804, George Town.
Grand Cayman KY1-1112, Cayman Islands

or at such other place as the Directors may from time to time decide.
3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:
(a)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.
(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.
(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.
(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.
(d)	To subscribe for, conditionally or unconditionally, to underwrite issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.
(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.
4.	In the interpretation of this Memorandum of Association in general and of Clause 4 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in Clause 4 or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.
5.	Except as prohibited or limited by the Companies Law (2007 Revision) (as amended or modified from time to time), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:
to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.
6.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.
7.	The share capital of the Company is US$50,000 divided into 491,141,010 Ordinary Shares of a nominal or par value of US$0.0001 each and 8,858,990 Preference Shares of a nominal or par value of US$0.0001 each, of which 1,609,524 are designated as Series A Preference Shares, 2,295,241 are designated as Series B Preference Shares, 1,954,225 are designated as Series C Preference Shares, 2,000,000 are designated as Series D-1 Preference Shares and 1,000,000 are designated as Series D-2

Preference Shares, each of which with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2007 Revision) (as amended or modified from time to time) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, bearer warrants, bearer coupons or bearer certificates.
8.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (2007 Revision) (as amended or modified from time to time) and, subject to the provisions of the Companies Law (2007 Revision) (as amended or modified from time to time) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
9.	The Company may amend its Memorandum of Association by a resolution of Members in accordance with the relevant provisions of the Articles of Association.
10.	Capitalized terms that are not defined herein shall bear the same meanings as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2007 Revision)
Company Limited by Shares
AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
Bitauto Holdings Limited
(adopted on July 20, 2009 at a general meeting held on July 8, 2009)
1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“2010 Net Income”	means the after-tax net income of the Company for the calendar year ending on December 31, 2010 as set forth in the Company’s consolidated and audited financial statements prepared by an internationally reputed auditing firm as approved by the Board of Directors.

“Adjustment to Series D-1 Purchase Price”	means any adjustment to the current effective Series D-1 Purchase Price as a result of the Cash Payment that may be payable by the Company to the holders Series D-1 Preference Shares pursuant to the Share Subscription Agreement dated July 8, 2009, by and among, inter alia, the Company, the holders of the Series D Preference Shares. In particular:

If none of the conditions set out in (a), (b) and (c) below is satisfied by the Company, the holders of Series D-1 Preference Shares shall be entitled to receive a Cash Payment in accordance with the formula below:

Cash Payment = Investment * ((1+12% / 2) * (1+12%) -1)
(where Investment means Series D-1 Purchase Price paid by Bertelsmann Asia Investments AG to the Company at the Series D Original Issue Date)

(a) The Company shall have achieved a Liquidity Event, where the pre-money valuation of 100% of the Company (including the Company and its Subsidiaries) is at least US$130 million by December 31, 2010; or

(b) The Company has closed the Next Round Equity Financing, in which the pre-money valuation of 100% of the Company (including the Company and its Subsidiaries) is at least US$130 million and at least US$5 million is invested by Non-Existing Investors by December 31, 2010; or

(c) The Company’s (including Company’s and its Subsidiaries’) 2010 Net Income is at least US$14 million as set forth in the Company’s consolidated (i.e. including the Company and its Subsidiaries) and audited (by an internationally reputed auditing firm) financial statements for the calendar year ending December 31, 2010.

“Articles”	means these Articles of Association as originally framed or as from time to time altered by Special Resolution and with the consent obtained in accordance with Articles 98 and 99.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Authosis Group”	means Authosis Capital Inc., its wholly owned subsidiaries, and wholly owned investment vehicles and funds managed by Authosis Capital Inc., its holding company or any company which is a wholly owned subsidiary, associated or affiliated company of Authosis Capital Inc. or its holding company;

“A Preference Amount”	shall bear the meaning as ascribed to it in Article 166(c).

“Board of Directors”	means the board of directors of the Company.

“business day”	means a day, excluding Saturdays, Sundays and public holidays, on which banks in Hong Kong are required to open for business throughout their normal business hours.

“B Preference Amount”	shall bear the meaning as ascribed to it in Article 166(c).

“Bertelsmann Group”	means Bertelsmann Aktiengesellschaft together with any Person who or which, directly or indirectly, Controls, is Controlled by, or is under common Control with Bertelsmann Aktiengesellschaft, including, without limitation, any partner, officer, director, member or employee of such Person and any Person now or hereafter existing that is Controlled by or under common Control with one or more general partners or managing members of, or shares the same management company with, such Person.

“Change of Control”	means (i) any reorganization, consolidation, merger, sale or transfer of the Company’s outstanding shares or similar transaction in which the Shareholders of the Company immediately prior to such reorganization, merger or consolidation, sale or transfer of shares or similar transaction do not (by virtue of their ownership of securities of the Company immediately prior to such transaction) beneficially own shares possessing a majority of the voting power of the surviving Company or the entity controlling the surviving Company, as the case may be, immediately following such transaction(excluding any transaction effected solely for tax purposes or to change the Company’s domicile); and (ii) any reorganization, consolidation, merger, sale or transfer of any PRC Companies’ equity or similar transaction, in each case that have not been approved by the Board of Directors.

“C Preference Amount”	shall bear the meaning as ascribed to it in Article 166(b).
“Chairman” means the chairman of the Board of Directors, or the chairman temporarily appointed at each of the general meeting of Members.

“Company”	means the Bitauto Holdings Limited, an exempted company organized and existing under the laws of the Cayman Islands.

“D Preference Amount”	shall bear the meaning as ascribed to it in Article 166(a).

“D-1 Preference Amount”	shall bear the meaning as ascribed to it in Article 166(a).

“D-2 Preference Amount”	shall bear the meaning as ascribed to it in Article 166(a).

“DCM Group”	means DCM IV, L.P. and DCM AFFILIATES FUND IV, L.P., any affiliated venture capital fund, a partner or member of such partnership or affiliated entity or a retired partner or member of such partnership or affiliated entity who retires after the date hereof, or to the estate of any such partner, member, retired partner or retired member or the transfer by gift, will or intestate succession of any partner or member to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or member or his or her spouse.

“Dispose”	means to make or to effect any sale, assignment, exchange, transfer, or to grant any option, right of first refusal or other right or interest whatsoever or to enter into agreement for any of the same and the expression “Disposal” shall be construed accordingly.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the members of the Board of Directors of the Company.

“Encumbrance”	means any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same.

“ESOP”	means any stock option plan, stock incentive plan or equity incentive plan duly adopted, subject to Articles 98 and 99, by the Company from time to time in relation to the grant or issue of shares, stock options or any other securities to its employees, officers, directors, consultants and/or other eligible persons.

“Georgian Pine Group”	means the Associates of Georgian Pine Investments LP: Georgian Pine Management LLC and Georgian Pine Investments LP.

“Group Company”	means the Company and its Subsidiaries and affiliates from time to time, including the PRC Companies.

“Hotung Group”	means Huitung, which is managed by Hotung Management International Ltd. (Cayman) (“HMIL”), the wholly owned subsidiaries and wholly owned investment vehicles and funds of Huitung, the holding company of HMIL or any company which is a wholly owned subsidiary, associated or affiliated company of HMIL or its holding company.

“IPO”	means a firm commitment underwritten public offering of Ordinary Shares of the Company or of the listing vehicle (or securities representing such Ordinary Shares) registered under the Securities Act of 1933 of the United States of America, as amended, or its equivalent in another jurisdiction if the IPO does not occur in the U.S., including the Qualified IPO.

“Legend Group”	means Legend Capital Limited, its wholly owned subsidiaries, and wholly owned investment vehicles and funds solely managed by Legend Capital Limited, its holding company or any company which is a wholly owned subsidiary, associated or affiliated company of Legend Capital Limited or its holding company.

“Liquidation Event”	means any of the following events: (i) liquidation, winding up or dissolution of the Company; (ii) a Trade Sale; (iii) a share purchase or share exchange or successful tender offer in which at least fifty percent (50%), by voting power, of the shares of the Company are transferred to another Person; (iv) a Change of Control; or (v) the termination of, or making any amendments to, the Onshore Transaction Documents (defined in the Subscription Agreement) without the written consent of the holders of a majority of the Preferred Shares.

“Liquidity Event”	means: (1) an IPO of the Company, including the Qualified IPO, or (2) a sale, through one or a series of transactions, of all or substantially all of the shares or assets or business of the Company.

“Main Business”	means: (i) internet content services, (ii) advertising distribution services through self-owned or procured media platform, such as internet, TV channels, radio, newspaper and magazine, (iii) the internet marketing services, (iv) TV and radio programs production, (v) newspaper and magazine distribution, in each case with (i) through (v), as it relates to automotive and related products and services and (vi) any other automotive related business conducted by the Company.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“Memorandum”	means the memorandum of association of the Company in force and effect, as amended and restated from time to time.

“month”	means calendar month.

“New Stars Group”	means NVCC Chinese News Stars I Partnership, its general partner New Stars Partners LLP and wholly owned subsidiaries, and wholly owned investment vehicles and funds managed by New Stars Partners LLP, its holding company or any company which is a wholly owned subsidiary, associated or affiliated company of New Stars Partners LLP or its holding company.

“Next Round Equity Financing”	means the immediate next round equity financing of the Company directly following the Series D Original Issue Date and approved by the Board of Directors.

“Non-existing Investors”	means the future investors financing the Company after the date hereof (exclusive of the holders of Series A Preference Shares, Series B Preference Shares, Series C Preference Shares and Series D Preference Shares).

“Ordinary Share”	means the ordinary shares in the capital of the Company with a nominal or par value of US$0.0001 per share.

“ordinary resolution”	a resolution of Members passed either (i) as a written resolution signed by Members holding not less than one hundred percent (100%) of all the outstanding shares of the Company, or (ii) at a meeting by

Members holding not less than fifty percent (50%) of all the outstanding shares of the Company, calculated on a fully converted basis, subject to Articles 98 and 99, (Members can vote in person or by proxy at a general meeting of which notice specifying the intention to propose the resolution as an ordinary resolution has been duly given).

“paid-up”	means paid-up and/or credited as paid-up.

“PRC Companies”	means, collectively, Beijing Bitauto Internet Information Company Limited, Beijing Carsfun Media Advertising Company Limited, Beijing C&I Advertising Company Limited, Beijing Bitauto Information Technology Company Limited, Beijing A&I Advertising Company Limited, Beijing Brainstorm Advertising Company Limited, Beijing Newline Advertising Company Limited, Jiangsu Auto Alliances Advertising Company Limited, Shanghai Cheng Chen Media Co., Ltd., Che Zhi Meng (Beijing) Advertising Co., Ltd., Beijing Auto Alliances Advertising Co., Ltd., Shanghai You Shi Advertising Communication Co., Ltd., Chong Qing Chen Xing Advertising Co., Ltd., Beijing Radio Alliance Advertising Co., Ltd., Beijing Bitauto Interactive Advertising Co., Ltd., Beijing Auto Times Advertising Co., Ltd., Beijing Bitauto Linkage Advertising Co., Ltd., Beijing Auto Reach Media Co., Ltd., Beijing Auto Communication Media Co., Ltd., Beijing Auto Radio Advertising Co., Ltd., Beijing Easy Reach Media Co., Ltd., You Jie Wei Ye (Beijing) Culture Media Co., Ltd., Beijing Easy Auto Media Co., Ltd., Beijing Auto Radio Media Co., Ltd., Beijing Auto Culture Media Co., Ltd., Shanghai Max Vision Media Co., Ltd., Shanghai Max TV Advertising Co., Ltd., Beijing You Jie Information Co., Ltd., Jurong Bo Da Culture Media Co., Ltd. and Xuzhou Xun Mei Culture Media Co., Ltd., and branches of the above companies.

“Preference Shares”	means any of the Series A Preference Shares, any of the Series B Preference Shares, any of the Series C Preference Shares and any of Series D Preference Shares.

“Preference Shareholders”	means the holders of any Preference Shares.

“Proudview”	means a company incorporated in the British Virgin Islands with its registered address at P.O. Box 957 offshore incorporations Centre, Road Town, Tortola, British Virgin Islands with Li Bin and Qu Weihai as shareholders.

“Qualified IPO”	means a firm commitment underwritten public offering of Ordinary Shares of the Company or of the listing vehicle (or securities representing such Ordinary Shares) registered under the Securities Act of 1933 of the United States of America, as amended, or its equivalent in another jurisdiction if the Qualified IPO does not occur in the U.S., managed by a lead underwriter of international standing reasonably acceptable to the Preference Shareholders holding in aggregate at least a majority interest for the time being in the issued Preference Shares (on an as-if-converted basis), with the Company’s market capitalization being at least US$300 million and gross proceeds to the Company being at least US$75 million; “gross proceeds” used herein means the total amount raised from an IPO prior to paying any expenses including without limitation to underwriters’ discounts, legal expense, auditors’ fees and similar third party expenses.

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Conversion Price”	shall bear the meaning as ascribed to it in Article 16(a).

“Series A Original Issue Date”	shall bear the meaning as ascribed to it in Article 17(d).

“Series A Preference Shares”	means the series A preference shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set out in these Articles.

“Series A Purchase Price”	means US$1.05 per Series A Preference Share or the price at which a holder of the Series A Preference Shares paid for the subscription of or the amount attributable for the conversion for its particular Series A Preference Share.

“Series A Redemption Amount”	shall bear the meaning as ascribed to it in Article 36.

“Series A Redemption Date”	shall bear the meaning as ascribed to it in Article 40.

“Series A Redemption Notice”	shall bear the meaning as ascribed to it in Article 40.

“Series B Conversion Price”	shall bear the meaning as ascribed to it in Article 20(a).

“Series B Original Issue Date”	shall bear the meaning as ascribed to it in Article 21(d).

“Series B Preference Shares”	means the series B preference shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set out in these Articles.

“Series B Purchase Price”	means the price at which a holder of the Series B Preference Shares paid for the subscription of or the amount attributable for the conversion for its particular Series B Preference Share, in particular approximately US$4.21 per Series B Preference Share for NVCC Chinese New Stars I Partnership and DCM IV, L.P. and DCM Affiliates Fund IV, L.P., and approximately US$3.79 per Series B Preference Share for LC Fund II and Authosis Capital Inc.

“Series B Redemption Amount”	shall bear the meaning as ascribed to it in Article 37.

“Series B Redemption Date”	shall bear the meaning as ascribed to it in Article 41.

“Series B Redemption Notice”	shall bear the meaning as ascribed to it in Article 41.

“Series C Conversion Price”	shall bear the meaning as ascribed to it in Article 24(a).

“Series C Original Issue Date”	shall bear the meaning as ascribed to it in Article 25(d).

“Series C Preference Shares”	means the series C preference shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set out in these Articles.

“Series C Purchase Price”	means approximately US$7.68 per Series C Preference Share or the price at which a holder of Series C Preference Shares paid for the subscription of or the amount attributable for the conversion for its particular Series C Preference Share.

“Series C Redemption Amount”	shall bear the meaning as ascribed to it in Article 38.

“Series C Redemption Date”	shall bear the meaning as ascribed to it in Article 42.

“Series C Redemption Notice”	shall bear the meaning as ascribed to it in Article 42.

“Series D Conversion Price”	means the Series D-1 Conversion Price or the Series D-2 Conversion Price, as the case may be.

“Series D-1 Conversion Price”	shall bear the meaning as ascribed to it in Article 28(a).

“Series D-2 Conversion Price”	shall bear the meaning as ascribed to it in Article 28(a).

“Series D Original Issue Date”	shall bear the meaning as ascribed to it in Article 29(d).

“Series D Preference Shares”	means the Series D-1 Preference Shares and the Series D-2 Preference Shares.

“Series D-1 Preference Shares”	means the series D-1 preference shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set out in these Articles.

“Series D-2 Preference Shares”	means the series D-2 preference shares in the capital of the Company with a nominal or par value of US$0.0001 per share having the rights set out in these Articles.

“Series D Purchase Price”	means the Series D-1 Purchase Price or the Series D-2 Purchase Price, as the case may be.

“Series D-1 Purchase Price”	means approximately US$8.61 per Series D-1 Preference Share or the price at which a holder of Series D-1 Preference Shares paid for the subscription of its particular Series D-1 Preference Share, subject to the Adjustment to Series D-1 Purchase Price.

“Series D-2 Purchase Price”	means approximately US$7.68 per Series D-2 Preference Share or the price at which a holder of Series D-2 Preference Shares paid for the subscription of or the amount attributable for the conversion for its particular Series D-2 Preference Share.

“Series D Redemption Amount”	means the Series D-1 Redemption Amount and the Series D-2 Redemption Amount.

“Series D-1 Redemption Amount”	shall bear the meaning as ascribed to it in Article 39.

“Series D-2 Redemption Amount”	shall bear the meaning as ascribed to it in Article 39.

“Series D Redemption Date”	means Series D-1 Redemption Date or Series D-2 Redemption Date, as the case may be.

“Series D-1 Redemption Date”	shall bear the meaning as ascribed to it in Article 43.

“Series D-2 Redemption Date”	shall bear the meaning as ascribed to it in Article 43.

“Series D Redemption Notice”	means Series D-1 Redemption Notice or Series D-2 Redemption Notice, as the case may be..

“Series D-1 Redemption Notice”	shall bear the meaning as ascribed to it in Article 43.

“Series D-2 Redemption Notice”	shall bear the meaning as ascribed to it in Article 43.

“share”	means any Ordinary Share, Series A Preference Share, Series B Preference Share, Series C Preference Shares and Series D Preference Shares including a fraction of a share.

“Shareholders Agreement”	the Shareholders Agreement dated July 8, 2009, by and among, inter alia, the holders of Ordinary Shares, holders of Series A Preference Shares, holders of Series B Preference Shares, holders of Series C Preference Shares, holders of Series D Preference Shares and the Company.

“Special Resolution”	means a resolution of Members expressed to be a special resolution and passed either (i) as a written resolution signed by Members holding not less than one hundred percent (100%) the outstanding shares of the Company, or (ii) at a meeting by Members holding not less than two third (2/3) of all the outstanding shares of the Company, calculated on a fully converted basis (Members can vote in person or by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given).

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary” or “subsidiary”	as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the PRC Companies and their Subsidiaries from time to time but shall not include (a) Autoworld Media Group Limited or any of its Subsidiaries and (b)

“Trade Sale”	means the sale, through one or a series of transactions, of all or substantially all of the equity or assets or undertaking of the Company approved in accordance with this Articles and the Shareholders Agreement.

“Person” or “person”	means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“WFOE”	means Beijing Bitauto Internet Information Company Limited, a limited liability company incorporated in the PRC under registration number Qi Di Jing Zong Fu Zi No. 028087 with its registered office located at Unit D/E/F/G/H/J, 10th Floor, Office Building 3, New Century Hotel, No. 6, Capital Stadium South Road, Haidian District, Beijing.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.
Words importing the singular number only include the plural number and vice versa.
Words importing the masculine gender only include the feminine gender.
Words importing persons only include corporations.
2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.
3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.
CERTIFICATES FOR SHARES
4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. Share certificates shall be signed by one or more Directors or other persons authorized by the Directors. The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.
Each certificate representing the shares shall bear legends substantially in the following form (in addition to any legend required under the laws of Cayman Islands):
The securities represented by this certificate are subject to certain restrictions on transfer as set forth in a Shareholders’ Agreement dated as of July 8, 2009, as may be amended from time to time, a copy of which is on file at the principal office of the Company and will be furnished upon request to the holder of record of the shares represented by this certificate.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.
ISSUE OF SHARES
6.	Subject to the provisions, if any, in that behalf in the Memorandum, and these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in these Articles, the Company shall be precluded from issuing bearer shares, bearer warrants, bearer coupons or bearer certificates.
7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.
TRANSFER OF SHARES
8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.	The Directors may not decline to register any transfer of shares unless such registration of transfer would be contrary to any provisions in the Shareholders Agreement, the Memorandum, other provisions of these Articles, the Statute, or any other agreement binding on the Company (including the Shareholders Agreement), or such refusal to register the transfer is with reasonable cause. If the Directors refuse to register a transfer, they shall notify the transferee of such refusal within five (5) business days after receipt of a request for such transfer, providing a detailed explanation of the reason therefore.

10.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.
REDEEMABLE SHARES
11.
(a)   Subject to the provisions of the Statute, these Articles, and the Memorandum, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

(b)	Subject to the provisions of the Statute, these Articles, and the Memorandum, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefore in any manner authorised by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES
12.	If at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or series or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class or series.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares except that the necessary quorum shall be one person holding or representing by proxy at least half of the issued shares of the class or series and that any holder of shares of the class or series present in person or by proxy may demand a poll.

13.	The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
COMMISSION ON SALE OF SHARES
14.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.
NON-RECOGNITION OF TRUSTS
15.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.
CONVERSION OF SERIES A PREFERRED SHARES
16.	The holders of Series A Preference Shares shall have the conversion rights as follows:
(a)	Right to Convert. Each Series A Preference Share shall be convertible, at the option of the holder of the Series A Preference Shares, at any time after the date of issuance of such Series A Preference Share, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series A Purchase Price by the conversion price applicable to such Series A Preference Share (the “Series A Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series A Conversion Price per Series A Preference Share shall be the applicable Series A Purchase Price provided, however, that the Series A Conversion Price for each Series A Preference Share shall be subject to adjustment as set forth herein.
(b)	Automatic Conversion. Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series A Preference Share shall automatically be converted into Ordinary Shares at the then effective applicable Series A Conversion Price upon the closing of a Qualified IPO or in the event that Preference Shareholders holding 66.67% or more of the Preference Shares in issue (on an as-if-converted basis) elect to convert their Preference Shares (such event being referred to herein as a (“Series A Automatic Conversion”).

On and after the date of a Series A Automatic Conversion, notwithstanding that any certificates for the Series A Preference Shares shall not have been surrendered for conversion, the Series A Preference Shares evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the Ordinary Shares to which such holder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Ordinary Shares to which it shall be entitled and (iii) with respect to dividends declared but unpaid on the Series A Preference Shares prior to such conversion date.
(c)	Mechanics of Conversion. No fractional Ordinary Shares shall be issued upon conversion of the Series A Preference Shares. All Ordinary Shares (including any fractions thereof) issuable upon conversion of Series A Preference Shares by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price, unless the payment would amount to less than US$50.00 in aggregate payable to any single converting holder of Series A Preference Shares in which case such amount will not be distributed but shall be retained for the benefit of the Company.

Before any holder of the Series A Preference Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates therefore, such holder shall give not less than two (2) business days prior written notice to the Company at such office that it elects to convert the same and surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preference Shares on the expiry of such two (2) business days period; provided, however, that in the event of an Series A Automatic Conversion pursuant to Article 16(b), the outstanding Series A Preference Shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Ordinary Shares issuable upon such Series A Automatic Conversion unless the certificates evidencing such Series A Preference Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and has delivered to the Company an indemnity by the holder in a form reasonably satisfactory to the Directors.

The Company shall, as soon as practicable after such delivery, or such notification in the case of a lost certificate (subject to of an indemnity by the holder in a form reasonably satisfactory to the Directors), issue and deliver at such office to such holder of the Series A Preference Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preference Shares to be converted, or in the case of Series A Automatic Conversion, on the date of, and immediately prior to, the closing of the Qualified IPO, and the person or persons entitled to receive Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Series A Preference Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Series A Preference Shares being converted.
17.	Adjustments to Conversion Price.
(a)	Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Ordinary Shares. In the event the number of Ordinary Shares shall be increased by a stock dividend payable in Ordinary Shares, stock split, subdivision, or other similar transaction, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of Ordinary Shares. In the event the number of Ordinary Shares shall be decreased by a reverse stock split, combination, consolidation, or other similar transaction, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of Ordinary Shares.

Except to the limited extent provided for in the case of a reverse stock split, combination, consolidation or other similar transaction or the readjustment set out herein, no adjustment of the Series A Conversion Price pursuant to Article 17 shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.
(b)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities of the Company other than Ordinary Shares and other than as otherwise adjusted in this Article 17, then and in each such event provision shall be made so that the holders of Series A Preference Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company which they would have received had their Series A Preference Shares been converted into Ordinary Shares immediately prior to such record date or on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 17 with respect to the rights of the holders of Series A Preference Shares. If the Company shall declare a distribution payable in securities of other persons, evidence of indebtedness of the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in this Article 17(b), the holders of Series A Preference Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Series A Preference Shares are convertible as of the record date fixed for determination of the holders of Ordinary Shares of the Company entitled to receive such distribution.

(c)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Series A Preference Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preference Shares shall be convertible into, in lieu of the number of Ordinary Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of such other class or classes of stock into which the Ordinary Shares that would have been subject to receipt by the holders of Series A Preference Shares upon conversion of such Series A Preference Shares immediately before that change would have been changed into.

(d)	Adjustments on Issuance of Additional Stock. If the Company shall issue any “Additional Stock” (as defined below) for a consideration per share (“Series A New Purchase Price”) less than the Series A Conversion Price in effect on the date and immediately prior to such issue, then and in each such event unless as otherwise agreed by the holders of Series A Preference Shares, the holders of Series A Preference Shares shall be entitled to receive additional Series A Preference Shares (“Additional Series A Preference Shares”) in accordance with the following formula to ensure the number of shares held by the holders equal to the number of shares that the Series A Purchase Price would have purchased at such Series A New Purchase Price.

(Additional Series A Preference Shares) = ($Volume) / (Series A New Purchase Price) — (Existing Shares)

Where:

$Volume = aggregate investment paid by the holders of Series A Preference Shares

Existing Shares = number of shares held by the holder of Series A Preference Shares upon the issuance of Additional Stocks.

the holders of Series A Preference Shares shall be entitled to receive the Additional Series A Preference Shares without any further contribution to the Company and the paid-up capital attributable to the Series A Preference Shares shall be adjusted accordingly and all issued Series A Preference Shares including the Additional Series A Preference Shares shall be and be deemed to be fully paid up.

For purposes of this Article 17(d), “Additional Stock” shall mean all Ordinary Shares issued by the Company and/or issuable under any rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or any securities convertible or exchangeable into Ordinary Shares, after the date on which the Series A Preference Shares were first issued (“Series A Original Issue Date”) other than Ordinary Shares issued or issuable at any time (I) upon conversion of Preference Shares; (II) upon exercise of warrants, rights or options outstanding as at the Series A Original Issue Date (including any Ordinary Shares into which outstanding Series A Preference Shares are convertible); (III) to officers, directors, and employees of, and consultants to, the Company and/or its Subsidiaries pursuant to the Company’s ESOP or other equity incentive plan; (IV) as a dividend or distribution with respect to the Preference Shares; (V) pursuant to equipment financing or leasing arrangements or bank financing transactions or in connection with business combinations or corporate, partnering agreements or other similar arrangements approved by the Directors (including without limitation those issued to or issuable in connection with any acquisition and other commercial transactions of the Company occurred before the Series C Original Issue Date, i.e. to Charm Huge Management Limited, Winstate Investments Limited, Honour State Limited); (VI) pursuant to a Qualified IPO; (VII) pursuant to adjustments made to share splits, combinations, subdivisions, recapitalizations or similar events.

For the purpose of making any adjustment to the Series A Conversion Price as provided above, the consideration received by the Company for any issue or sale of Ordinary Shares shall be computed:
(A)	to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

(B)	to the extent it consists of property other than cash, at the fair market value of that property as reasonably determined in good faith by the Directors as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(C)	if Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Directors to be allocable to such Ordinary Shares.
If the Company (1) grants any rights or options to subscribe for, purchase, or otherwise acquire Ordinary Shares, or (2) issues or sells any security convertible or exchangeable into Ordinary Shares, then, in each case, the price per Ordinary Share issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by the maximum number of Ordinary Shares issuable on the exercise of conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of Ordinary Shares issuable on exercise or conversion at the price per share determined under this Article 17(d), and the Series A Conversion Price, will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of such Series A Conversion Price will be made as a result of the actual issuance of Ordinary Shares on the exercise of any such rights or options or the conversion of any such convertible securities.

Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Ordinary Shares, the Series A Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Ordinary Shares. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Series A Conversion Price then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of Ordinary Shares actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefore, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefore and to be received on the basis of such changed price or rate.
(e)	Other Adjustment Events. If the holders of at least a majority of the then outstanding Series A Preference Shares reasonably determine that an adjustment should be made to the Series A Conversion Price as a result of one or more events or circumstances not referred to in this Article 17, the Company shall request such firm of internationally recognized independent accountants jointly selected by the Company and such holders, acting as experts, to determine as soon as practicable what adjustment (if any) to the Series A Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect, and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, the costs, fees and expenses of the accountants selected shall be borne by the Company.

(f)	Extension of General Offer. So long as any Series A Preference Shares are outstanding and the Company becomes aware that an offer is made or an invitation is extended to all holders of Ordinary Shares generally to acquire all or some of the Ordinary Shares or any scheme or arrangement is proposed for that acquisition, the Company shall forthwith give notice to all holders of Series A Preference Shares and the Company shall use its best endeavours to ensure that there is made or extended at the same time a similar offer or invitation, or that the scheme or arrangement is extended, to each holder of Series A Preference Shares, as if its conversion rights had been fully exercised on a date which is immediately before the record date for the offer or invitation or the scheme or arrangement at the Series A Conversion Price applicable at that time.

(g)	Notices Regarding Winding-up. If, at any time when any Series A Preference Shares are outstanding, a notice is given announcing the convening of a meeting of the Members of the Company for the purpose of passing a resolution for the winding up of the Company, the Company forthwith shall give notice to all holders of Series A Preference Shares. Each such holder of Series A Preference Shares shall be entitled at any time within two (2) weeks after the date on which such notice is given (but not thereafter) to elect by notice in writing delivered to the Company to be treated as if it had, immediately before the date of the passing of such resolution, exercised its conversion rights in respect of all Series A Preference Shares of which it is the holder and it shall be entitled to receive an amount equal to the amount which it would have received had it been the holder of Ordinary Shares to which it would have become entitled by virtue of such exercise.

(h)	No Adjustment. No adjustment of the Series A Conversion Price shall be made in an amount less than US$0.01 per Series A Preference Share.
18.	No Impairment. The Company will not, by amendment of its Memorandum or these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of the Articles 16 and 17 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preference Shares against impairment.

19.	Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to Article 17, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Series A Preference Shares subject to such adjustment or readjustment, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series A Preferred Shares at such holder’s address as shown in the Company’s books. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable conversion price then in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Series A Preference Shares.
CONVERSION OF SERIES B PREFERRED SHARES
20.	The holders of Series B Preference Shares shall have the conversion rights as follows:
(a)	Right to Convert. Each Series B Preference Share shall be convertible, at the option of the holder Series B Preference Shares, at any time after the date of issuance of such Series B Preference Share, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series B Purchase Price by the conversion price applicable to such Series B Preference Share (the “Series B Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series B Conversion Price per Series B Preference Share shall be the applicable Series B Purchase Price provided, however, that the Series B Conversion Price for each Series B Preference Share shall be subject to adjustment as set forth herein.

(b)	Automatic Conversion. Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series B Preference Share shall automatically be converted into Ordinary Shares at the then effective applicable Series B Conversion Price upon the closing of a Qualified IPO or in the event that Preference Shareholders holding 66.67% or more of the Preference Shares in issue (on an as-if-converted basis) elect to convert their Preference Shares (such event being referred to herein as a (“Series B Automatic Conversion”).

On and after the date of a Series B Automatic Conversion, notwithstanding that any certificates for the Series B Preference Shares shall not have been surrendered for conversion, the Series B Preference Shares evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the Ordinary Shares to which such holder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Ordinary Shares to which it shall be entitled and (iii) with respect to dividends declared but unpaid on the Series B Preference Shares prior to such conversion date.

(c)	Mechanics of Conversion. No fractional Ordinary Shares shall be issued upon conversion of the Series B Preference Shares. All Ordinary Shares (including any fractions thereof) issuable upon conversion of Series B Preference Shares by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Series B Conversion Price, unless the payment would amount to less than US$50.00 in aggregate payable to any single converting holder of Series B Preference Shares in which case such amount will not be distributed but shall be retained for the benefit of the Company.

Before any holder of the Series B Preference Shares shall be entitled to convert the same into

Ordinary Shares and to receive certificates therefore, such holder shall give not less than two (2) business days prior written notice to the Company at such office that it elects to convert the same and surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preference Shares on the expiry of such two (2) business days period; provided, however, that in the event of an Series B Automatic Conversion pursuant to Article 20(b), the outstanding Series B Preference Shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Ordinary Shares issuable upon such Series B Automatic Conversion unless the certificates evidencing such Series B Preference Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and has delivered to the Company an indemnity by the holder in a form reasonably satisfactory to the Directors.

The Company shall, as soon as practicable after such delivery, or such notification in the case of a lost certificate (subject to of an indemnity by the holder in a form reasonably satisfactory to the Directors), issue and deliver at such office to such holder of the Series B Preference Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series B Preference Shares to be converted, or in the case of Series B Automatic Conversion, on the date of, and immediately prior to, the closing of the Qualified IPO, and the person or persons entitled to receive Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Series B Preference Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Series B Preference Shares being converted.
21.	Adjustments to Conversion Price.
(a)	Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Ordinary Shares. In the event the number of Ordinary Shares shall be increased by a stock dividend payable in Ordinary Shares, stock split, subdivision, or other similar transaction, the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of Ordinary Shares. In the event the number of Ordinary Shares shall be decreased by a reverse stock split, combination, consolidation, or other similar transaction, the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of Ordinary Shares.

Except to the limited extent provided for in the case of a reverse stock split, combination, consolidation or other similar transaction or the readjustment set out herein, no adjustment of the Series B Conversion Price pursuant to Article 21 shall have the effect of increasing the Series B Conversion Price above the Series B Conversion Price in effect immediately prior to such adjustment.

(b)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities of the Company other than Ordinary Shares and other than as otherwise adjusted in this Article 21, then and in each such event provision shall be made so that the holders of Series B Preference Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company which they would have received had their Series B Preference Shares been converted into Ordinary Shares immediately prior to such record date or on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 21 with respect to the rights of the holders of Series B Preference Shares. If the Company shall declare a distribution payable in securities of other persons, evidence of indebtedness of the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in this Article 21(b), the holders of Series B Preference Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Series B Preference Shares are convertible as of the record date fixed for determination of the holders of Ordinary Shares of the Company entitled to receive such distribution.

(c)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Series B Preference Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B Preference Shares shall be convertible into, in lieu of the number of Ordinary Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of such other class or classes of stock into which the Ordinary Shares that would have been subject to receipt by the holders of Series B Preference Shares upon conversion of such Series B Preference Shares immediately before that change would have been changed into.

(d)	Adjustments on Issuance of Additional Stock. If the Company shall issue any “Additional Stock” (as defined below) for a consideration per share (“Series B New Purchase Price”) less than the Series B Conversion Price in effect on the date and immediately prior to such issue, then and in each such event unless as otherwise agreed by the holders of Series B Preference Shares, the holders of Series B Preference Shares shall be entitled to receive additional Series B Preference Shares (“Additional Series B Preference Shares”) in accordance with the following formula to ensure the number of shares held by the holders equal to the number of shares that the Series B Purchase Price would have purchased at such Series B New Purchase Price.

(Additional Series B Preference Shares) = ($Volume) / (Series B New Purchase Price) - (Existing Shares)

Where:

$Volume = aggregate investment paid by the holders of Series B Preference Shares

Existing Shares = number of shares held by the holder of Series B Preference Shares upon the issuance of Additional Stocks.

the holders of Series B Preference Shares shall be entitled to receive the Additional Series B Preference Shares without any further contribution to the Company and the paid-up capital attributable to the Series B Preference Shares shall be adjusted accordingly and all issued Series B Preference Shares including the Additional Series B Preference Shares shall be and be deemed to be fully paid up.

For purposes of this Article 21(d), “Additional Stock” shall mean all Ordinary Shares issued by the Company and/or issuable under any rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or any securities convertible or exchangeable into Ordinary Shares, after the date on which the Series B Preference Shares were first issued (“Series B Original Issue Date”) other than Ordinary Shares issued or issuable at any time (I) upon conversion of Preference Shares; (II) upon exercise of warrants, rights or options outstanding as at the Series B Original Issue Date (including any Ordinary Shares into which outstanding Series B Preference Shares are convertible); (III) to officers, directors, and employees of, and consultants to, the Company and/or its Subsidiaries pursuant to the Company’s ESOP or other equity incentive plan; (IV) as a dividend or distribution with respect to the Preference Shares; (V) pursuant to equipment financing or leasing arrangements or bank financing transactions or in connection with business combinations or corporate, partnering agreements or other similar arrangements approved by the Directors (including without limitation those issued or issuable in connection with any acquisition and other commercial transactions of the Company occurred before the Series C Original Issue Date, i.e. to Charm Huge Management Limited, Winstate Investments Limited, Honour State Limited); (VI) pursuant to a Qualified IPO; (VII) pursuant to adjustments made to share splits, combinations, subdivisions, recapitalizations or similar events.

For the purpose of making any adjustment to the Series B Conversion Price as provided above, the consideration received by the Company for any issue or sale of Ordinary Shares shall be computed:
(A)	to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

(B)	to the extent it consists of property other than cash, at the fair market value of that property as reasonably determined in good faith by the Directors as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(C)	if Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Directors to be allocable to such Ordinary Shares.
If the Company (1) grants any rights or options to subscribe for, purchase, or otherwise acquire Ordinary Shares, or (2) issues or sells any security convertible or exchangeable into Ordinary Shares, then, in each case, the price per Ordinary Share issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by the maximum number of Ordinary Shares issuable on the exercise of conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of Ordinary Shares issuable on exercise or conversion at the price per share determined under this Article 21(d), and the Series B Conversion Price, will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of such Series B Conversion Price will be made as a result of the actual issuance of Ordinary Shares on the exercise of any such rights or options or the conversion of any such convertible securities.

Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Ordinary Shares, the Series B Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Ordinary Shares. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Series B Conversion Price then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of Ordinary Shares actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefore, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefore and to be received on the basis of such changed price or rate.

(e)	Other Adjustment Events. If the holders of at least a majority of the then outstanding Series B Preference Shares reasonably determine that an adjustment should be made to the Series B Conversion Price as a result of one or more events or circumstances not referred to in this Article 21, the Company shall request such firm of internationally recognized independent accountants jointly selected by the Company and such holders, acting as experts, to determine as soon as practicable what adjustment (if any) to the Series B Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect, and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, the costs, fees and expenses of the accountants selected shall be borne by the Company.

(f)	Extension of General Offer. So long as any Series B Preference Shares are outstanding and the Company becomes aware that an offer is made or an invitation is extended to all holders of Ordinary Shares generally to acquire all or some of the Ordinary Shares or any scheme or arrangement is proposed for that acquisition, the Company shall forthwith give notice to all holders of Series B Preference Shares and the Company shall use its best endeavours to ensure that there is made or extended at the same time a similar offer or invitation, or that the scheme or arrangement is extended, to each holder of Series B Preference Shares, as if its conversion rights had been fully exercised on a date which is immediately before the record date for the offer or invitation or the scheme or arrangement at the Series B Conversion Price applicable at that time.

(g)	Notices Regarding Winding-up. If, at any time when any Series B Preference Shares are outstanding, a notice is given announcing the convening of a meeting of the Members of the Company for the purpose of passing a resolution for the winding up of the Company, the Company forthwith shall give notice to all holders of Series B Preference Shares. Each such holder of Series B Preference Shares shall be entitled at any time within two (2) weeks after the date on which such notice is given (but not thereafter) to elect by notice in writing delivered to the Company to be treated as if it had, immediately before the date of the passing of such resolution, exercised its conversion rights in respect of all Series B Preference Shares of which it is the holder and it shall be entitled to receive an amount equal to the amount which it would have received had it been the holder of Ordinary Shares to which it would have become entitled by virtue of such exercise.

(h)	No Adjustment. No adjustment of the Series B Conversion Price shall be made in an amount less than US$0.01 per Series B Preference Share.
22.	No Impairment. The Company will not, by amendment of its Memorandum or these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of the Articles 20 and 21 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preference Shares against impairment.
23.	Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to Article 21, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Series B Preference Shares subject to such adjustment or readjustment, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series B Preferred Shares at such holder’s address as shown in the Company’s books. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable conversion price then in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Series B Preference Shares.
CONVERSION OF SERIES C PREFERRED SHARES

24.	The holders of Series C Preference Shares shall have the conversion rights as follows:
(a)	Right to Convert. Each Series C Preference Share shall be convertible, at the option of the holder of the Series C Preference Shares, at any time after the date of issuance of such Series C Preference Share, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series C Purchase Price by the conversion price applicable to such Series C Preference Share (the “Series C Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series C Conversion Price per Series C Preference Share shall be the applicable Series C Purchase Price provided, however, that the Series C Conversion Price for each Series C Preference Share shall be subject to adjustment as set forth herein.

(b)	Automatic Conversion. Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series C Preference Share shall automatically be converted into Ordinary Shares at the then effective applicable Series C Conversion Price upon the closing of a Qualified IPO or in the event that Preference Shareholders holding 66.67% or more of the Preference Shares in issue (on an as-if-converted basis) elect to convert their Preference Shares (such event being referred to herein as a (“Series C Automatic Conversion”).

On and after the date of a Series C Automatic Conversion, notwithstanding that any certificates for the Series C Preference Shares shall not have been surrendered for conversion, the Series C Preference Shares evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the Ordinary Shares to which such holder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Ordinary Shares to which it shall be entitled and (iii) with respect to dividends declared but unpaid on the Series C Preference Shares prior to such conversion date.

(c)	Mechanics of Conversion. No fractional Ordinary Shares shall be issued upon conversion of the Series C Preference Shares. All Ordinary Shares (including any fractions thereof) issuable upon conversion of Series C Preference Shares by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Series C Conversion Price, unless the payment would amount to less than US$50.00 in aggregate payable to any single converting holder of Series C Preference Shares in which case such amount will not be distributed but shall be retained for the benefit of the Company.

Before any holder of the Series C Preference Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates therefore, such holder shall give not less than two (2) business days prior written notice to the Company at such office that it elects to convert the same and surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or of any transfer agent for the Series C Preference Shares on the expiry of such two (2) business days period; provided, however, that in the event of an Series C Automatic Conversion pursuant to Article 24(b), the outstanding Series C Preference Shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Ordinary Shares issuable upon such Series C Automatic Conversion unless the certificates evidencing such Series C Preference Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and has delivered to the Company an indemnity by the holder in a form reasonably satisfactory to the Directors.

The Company shall, as soon as practicable after such delivery, or such notification in the case of a lost certificate (subject to of an indemnity by the holder in a form reasonably satisfactory to the

Directors), issue and deliver at such office to such holder of the Series C Preference Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series C Preference Shares to be converted, or in the case of Series C Automatic Conversion, on the date of, and immediately prior to, the closing of the Qualified IPO, and the person or persons entitled to receive Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Series C Preference Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Series C Preference Shares being converted.
25.	Adjustments to Conversion Price.
(a)	Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Ordinary Shares. In the event the number of Ordinary Shares shall be increased by a stock dividend payable in Ordinary Shares, stock split, subdivision, or other similar transaction, the Series C Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of Ordinary Shares. In the event the number of Ordinary Shares shall be decreased by a reverse stock split, combination, consolidation, or other similar transaction, the Series C Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of Ordinary Shares.

Except to the limited extent provided for in the case of a reverse stock split, combination, consolidation or other similar transaction or the readjustment set out herein, no adjustment of the Series C Conversion Price pursuant to Article 25 shall have the effect of increasing the Series C Conversion Price above the Series C Conversion Price in effect immediately prior to such adjustment.

(b)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities of the Company other than Ordinary Shares and other than as otherwise adjusted in this Article 25, then and in each such event provision shall be made so that the holders of Series C Preference Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company which they would have received had their Series C Preference Shares been converted into Ordinary Shares immediately prior to such record date or on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 25 with respect to the rights of the holders of Series C Preference Shares. If the Company shall declare a distribution payable in securities of other persons, evidence of indebtedness of the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in this Article 25(b), the holders of Series C Preference Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Series C Preference Shares are convertible as of the record date fixed for determination of the holders of Ordinary Shares of the Company entitled to receive such distribution.

(c)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Series C Preference Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Series C Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series C Preference Shares shall be convertible into, in lieu of the number of Ordinary Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of such other class or classes of stock into which the Ordinary Shares that would have been subject to receipt by the holders of Series C Preference Shares upon conversion of such Series C Preference Shares immediately before that change would have been changed into.
(d)	Adjustments on Issuance of Additional Stock. If the Company shall issue any “Additional Stock” (as defined below) for a consideration per share (“Series C New Purchase Price”) less than the Series C Conversion Price in effect on the date and immediately prior to such issue, then and in each such event unless as otherwise agreed by the holders of Series C Preference Shares, the holders of Series C Preference Shares shall be entitled to receive additional Series C Preference Shares (“Additional Series C Preference Shares”) in accordance with the following formula to ensure the number of shares held by the holders equal to the number of shares that the Series C Purchase Price would have purchased at such Series C New Purchase Price.

(Additional Series C Preference Shares) = ($Volume) / (Series C New Purchase Price) -(Existing Shares)

Where:

$Volume = aggregate investment paid by the holders of Series C Preference Shares

Existing Shares = number of shares held by the holder of Series C Preference Shares upon the issuance of Additional Stocks.

the holders of Series C Preference Shares shall be entitled to receive the Additional Series C Preference Shares without any further contribution to the Company and the paid-up capital attributable to the Series C Preference Shares shall be adjusted accordingly and all issued Series C Preference Shares including the Additional Series C Preference Shares shall be and be deemed to be fully paid up.

For purposes of this Article 25(d), “Additional Stock” shall mean all Ordinary Shares issued by the Company and/or issuable under any rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or any securities convertible or exchangeable into Ordinary Shares, after the date on which the Series C Preference Shares were first issued (“Series C Original Issue Date”) other than (1) the Series D-1 Preference Shares which may be deemed to have been issued at a price lower than the Series C Conversion Price due to the Adjustment to Series D-1 Purchase Price, and (2) Ordinary Shares issued or issuable at any time (I) upon conversion of Preference Shares; (II) upon exercise of warrants, rights or options outstanding as at the Series C Original Issue Date (including any Ordinary Shares into which outstanding Series C Preference Shares are convertible); (III) to officers, directors, and employees of, and consultants to, the Company and/or its Subsidiaries pursuant to the Company’s ESOP or other equity incentive plan; (IV) as a dividend or distribution with respect to the Preference Shares; (V) pursuant to equipment financing or leasing arrangements or bank financing transactions or in connection with business combinations or corporate, partnering agreements or other similar arrangements approved by the Directors (including without limitation those issued to or issuable in connection with any acquisition and other commercial transactions of the Company occurred before the Series C Original Issue Date, i.e. to Charm Huge Management Limited, Winstate Investments Limited, Honour State Limited); (VI) pursuant to a Qualified IPO; (VII) pursuant to adjustments made to share splits, combinations, subdivisions, recapitalizations or similar events.

For the purpose of making any adjustment to the Series C Conversion Price as provided above, the consideration received by the Company for any issue or sale of Ordinary Shares shall be computed:
(A)	to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

(B)	to the extent it consists of property other than cash, at the fair market value of that property as reasonably determined in good faith by the Directors as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and
(C)	if Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Directors to be allocable to such Ordinary Shares.
If the Company (1) grants any rights or options to subscribe for, purchase, or otherwise acquire Ordinary Shares, or (2) issues or sells any security convertible or exchangeable into Ordinary Shares, then, in each case, the price per Ordinary Share issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by the maximum number of Ordinary Shares issuable on the exercise of conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of Ordinary Shares issuable on exercise or conversion at the price per share determined under this Article 25(d), and the Series C Conversion Price, will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of such Series C Conversion Price will be made as a result of the actual issuance of Ordinary Shares on the exercise of any such rights or options or the conversion of any such convertible securities.

Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Ordinary Shares, the Series C Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Ordinary Shares. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Series C Conversion Price then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of Ordinary Shares actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefore, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefore and to be received on the basis of such changed price or rate.

(e)	Other Adjustment Events. If the holders of at least a majority of the then outstanding Series C Preference Shares reasonably determine that an adjustment should be made to the Series C Conversion Price as a result of one or more events or circumstances not referred to in this Article 25, the Company shall request such firm of internationally recognized independent accountants jointly selected by the Company and such holders, acting as experts, to determine as soon as practicable what adjustment (if any) to the Series C Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect, and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, the costs, fees and expenses of the accountants selected shall be borne by the Company.

(f)	Extension of General Offer. So long as any Series C Preference Shares are outstanding and the Company becomes aware that an offer is made or an invitation is extended to all holders of Ordinary Shares generally to acquire all or some of the Ordinary Shares or any scheme or arrangement is proposed for that acquisition, the Company shall forthwith give notice to all holders of Series C Preference Shares and the Company shall use its best endeavours to ensure that there is made or extended at the same time a similar offer or invitation, or that the scheme or arrangement is extended, to each holder of Series C Preference Shares, as if its conversion rights had been fully exercised on a date which is immediately before the record date for the offer or invitation or the scheme or arrangement at the Series C Conversion Price applicable at that time.
(g)	Notices Regarding Winding-up. If, at any time when any Series C Preference Shares are outstanding, a notice is given announcing the convening of a meeting of the Members of the Company for the purpose of passing a resolution for the winding up of the Company, the Company forthwith shall give notice to all holders of Series C Preference Shares. Each such holder of Series C Preference Shares shall be entitled at any time within two (2) weeks after the date on which such notice is given (but not thereafter) to elect by notice in writing delivered to the Company to be treated as if it had, immediately before the date of the passing of such resolution, exercised its conversion rights in respect of all Series C Preference Shares of which it is the holder and it shall be entitled to receive an amount equal to the amount which it would have received had it been the holder of Ordinary Shares to which it would have become entitled by virtue of such exercise.
(h)	No Adjustment. No adjustment of the Series C Conversion Price shall be made in an amount less than US$0.01 per Series C Preference Share.
26.	No Impairment. The Company will not, by amendment of its Memorandum or these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of the Articles 24 and 25 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series C Preference Shares against impairment.
27.	Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series C Conversion Price pursuant to Article 25, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Series C Preference Shares subject to such adjustment or readjustment, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series C Preferred Shares at such holder’s address as shown in the Company’s books. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable conversion price then in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Series C Preference Shares.
CONVERSION OF SERIES D PREFERRED SHARES
28.	The holders of Series D Preference Shares shall have the conversion rights as follows:
(a)	Right to Convert. Each Series D-1 Preference Share shall be convertible, at the option of the holder Series D-1 Preference Shares, at any time after the date of issuance of such Series D-1 Preference Share, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series D-1 Purchase Price by the conversion price applicable to such Series D-1 Preference Share (the “Series D-1 Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series D-1 Conversion Price per Series D-1 Preference Share shall be the Series D-1 Purchase Price (provided that the Series D-1 Conversion Price shall be adjusted based on the Adjustment to Series D-1 Purchase Price), and the initial conversion ratio (as long as no adjustment herein other than the Adjustment to the Series D-1 Purchase Price has been made) shall be 1:1, provided, however, that the Series D-1 Conversion Price for each Series D-1 Preference Share and the conversion ratio shall be subject to adjustment as set forth herein.

Each Series D-2 Preference Share shall be convertible, at the option of the holder Series D-2 Preference Shares, at any time after the date of issuance of such Series D-2 Preference Share, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Series D-2 Conversion Price by the conversion price applicable to such Series D-2 Preference Share (the “Series D-2 Conversion Price”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series D-2 Conversion Price per Series D-2 Preference Share shall be the Series D-2 Purchase Price, and the initial conversion ratio shall be 1:1, provided, however, that the Series D-2 Conversion Price for each Series D-2 Preference Share and the conversion ratio shall be subject to adjustment as set forth herein.
(b)	Automatic Conversion. Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series D-1 Preference Share and Series D-2 Preference Share shall automatically be converted into Ordinary Shares at the then effective applicable Series D-1 Conversion Price or Series D-2 Conversion Price, as the case may be, upon the closing of a Qualified IPO or in the event that Preference Shareholders holding 66.67% or more of the Preference Shares in issue (on an as-if-converted basis) elect to convert their Preference Shares (such event being referred to herein as a (“Series D Automatic Conversion”).
On and after the date of a Series D Automatic Conversion, notwithstanding that any certificates for the Series D-1 Preference Shares or the Series the D-2 Preference Shares shall not have been surrendered for conversion, the Series D-1 Preference Shares or the Series D-2 Preference Shares, as the case may be, evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the Ordinary Shares to which such holder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Ordinary Shares to which it shall be entitled and (iii) with respect to dividends declared but unpaid on the Series D-1 Preference Shares or the Series D-2 Preference Shares, as the case may be, prior to such conversion date.
(c)	Mechanics of Conversion. No fractional Ordinary Shares shall be issued upon conversion of the Series D Preference Shares. All Ordinary Shares (including any fractions thereof) issuable upon conversion of Series D Preference Shares by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Series D-1 Conversion Price or the Series D-2 Conversion Price, as the case may be, unless the payment would amount to less than US$50.00 in aggregate payable to any single converting holder of the Series D-1 Preference Shares or the Series D-2 Preference Shares, as the case may be, in which case such amount will not be distributed but shall be retained for the benefit of the Company.
Before any holder of the Series D Preference Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates therefore, such holder shall give not less than two (2) business days prior written notice to the Company at such office that it elects to convert the same and surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or of any transfer agent for the relevant Series D Preference Shares on the expiry of such two (2) business days period; provided, however, that in the event of an Series D Automatic Conversion pursuant to Article 28(b), the outstanding Series D Preference Shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Ordinary Shares issuable upon such Series D Automatic Conversion unless the certificates evidencing the relevant Series D Preference Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and has delivered to the Company an indemnity by the holder in a form reasonably satisfactory to the Directors.

The Company shall, as soon as practicable after such delivery, or such notification in the case of a lost certificate (subject to of an indemnity by the holder in a form reasonably satisfactory to the Directors), issue and deliver at such office to such holder of the Series D-1 Preference Shares or the Series D-2 Preference Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series D-1 Preference Shares or the Series D-2 Preference Shares, as the case may be, to be converted, or in the case of Series D Automatic Conversion, on the date of, and immediately prior to, the closing of the Qualified IPO, and the person or persons entitled to receive Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Series D Preference Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the relevant Series D Preference Shares being converted.
29.	Adjustments to Conversion Price.
(a)	Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Ordinary Shares. In the event the number of Ordinary Shares shall be increased by a stock dividend payable in Ordinary Shares, stock split, subdivision, or other similar transaction, the relevant Series D Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of Ordinary Shares. In the event the number of Ordinary Shares shall be decreased by a reverse stock split, combination, consolidation, or other similar transaction, the relevant Series D Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of Ordinary Shares.

Except to the limited extent provided for in the case of a reverse stock split, combination, consolidation or other similar transaction or the readjustment set out herein, no adjustment of the Series D Conversion Price pursuant to Article 29 shall have the effect of increasing the Series D Conversion Price above the Series D Conversion Price in effect immediately prior to such adjustment.

(b)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities of the Company other than Ordinary Shares and other than as otherwise adjusted in this Article 29, then and in each such event provision shall be made so that the holders of the Series D Preference Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company which they would have received had their Series D Preference Shares been converted into Ordinary Shares immediately prior to such record date or on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 29 with respect to the rights of the holders of the Series D Preference Shares. If the Company shall declare a distribution payable in securities of other persons, evidence of indebtedness of the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in this Article 29(b), the holders of the Series D Preference Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Series D Preference Shares are convertible as of the record date fixed for determination of the holders of Ordinary Shares of the Company entitled to receive such distribution.

(c)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Series D Preference Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Series D-1 Conversion Price and the Series D-2 Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series D-1 Preference Shares and the Series D-2 Preference Shares shall be convertible into, in lieu of the number of Ordinary Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of such other class or classes of stock into which the Ordinary Shares that would have been subject to receipt by the holders of the Series D-1 Preference Shares or the Series D-2 Preference Shares upon conversion of such Series D-1 Preference Shares or the Series D-2 Preference Shares immediately before that change would have been changed into.

(d)	Adjustments on Issuance of Additional Stock.

(A) If the Company shall issue any “Additional Stock” (as defined below) for a consideration per share less than the Series D-1 Conversion Price in effect on the date and immediately prior to such issue, then and in each such event unless as otherwise agreed by the holders of Series D-1 Preference Shares, (i) a new purchase price of the Series D-1 Preference Shares (“Series D-1 New Purchase Price”) shall be determined in accordance with the following Formula I, and (ii) the holders of Series D-1 Preference Shares shall be entitled to receive additional Series D-1 Preference Shares (“Additional Series D-1 Preference Shares”) in accordance with the following Formula II to ensure the number of shares held by the holders equal to the number of shares that the Series D-1 Purchase Price would have purchased at the Series D-1 New Purchase Price:

Formula I:

(Series D-1 New Purchase Price) = CP1 * (A + B) / (A + C)

Formula II:

(Additional Series D-1 Preference Shares) = ($Volume) / (Series D-1 New Purchase Price) - (Existing Shares)

Where:

$Volume = aggregate investment paid by the holders of Series D-1 Preference Shares, subject to the Adjustment to Series D-1 Purchase Price.

Existing Shares = number of shares held by the holder of Series D-1 Preference Shares upon the issuance of Additional Stocks.

CP1 = the Series D-1 Conversion Price in effect immediately prior to the issue of Additional Stocks;

“A” = the number of Ordinary Shares (on a as-if-converted basis and fully diluted basis) outstanding immediately prior to the issue of Additional Stocks, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of Preference Shares or any rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or any securities convertible or exchangeable into Ordinary Shares immediately prior to the issue, and all Ordinary Shares reserved under the ESOP immediately prior to the issue.

“B” = the number of Ordinary Shares that would have been issued if such Additional Stocks had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of the issue by CP1).

“C” = the number of such Additional Stock issued in such transaction.

(B) If the Company shall issue any “Additional Stock” (as defined below) for a consideration per share less than the Series D-2 Conversion Price in effect on the date and immediately prior to such issue, then and in each such event unless as otherwise agreed by the holders of Series D-2 Preference Shares, (i) a new purchase price of the Series D-2 Preference Shares (“Series D-2 New Purchase Price”) shall be determined in accordance with the following Formula I, and (ii) the holders of Series D-2 Preference Shares shall be entitled to receive additional Series D-2 Preference Shares (“Additional Series D-2 Preference Shares”) in accordance with the following Formula II to ensure the number of shares held by the holders equal to the number of shares that the Series D-2 Purchase Price would have purchased at such Series D-2 New Purchase Price.

Formula I:

(Series D-2 New Purchase Price) = CP2 * (A + B) / (A + C) Formula II:

(Additional Series D-2 Preference Shares) = ($Volume) / (Series D-2 New Purchase Price) - (Existing Shares)

Where:

$Volume = aggregate investment paid by the holders of Series D-2 Preference Shares.

Existing Shares = number of shares held by the holder of Series D-2 Preference Shares upon the issuance of Additional Stocks.

CP2 = the Series D-2 Conversion Price in effect immediately prior to the issue of Additional Stocks;

“A” = the number of Ordinary Shares (on a as-if-converted basis and fully diluted basis) outstanding immediately prior to the issue of Additional Stocks, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of Preference Shares or any rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or any securities convertible or exchangeable into Ordinary Shares immediately prior to the issue, and all Ordinary Shares reserved under the ESOP immediately prior to the issue.

“B” = the number of Ordinary Shares that would have been issued if such Additional Stocks had been issued at a price per share equal to CP2 (determined by dividing the aggregate consideration received by the Company in respect of the issue by CP2).

“C” = the number of such Additional Stock issued in such transaction.

the holders of Series D Preference Shares shall be entitled to receive the Additional Series D Preference Shares without any further contribution to the Company and the paid-up capital attributable to the relevant Series D Preference Shares shall be adjusted accordingly and all issued Series D Preference Shares including the Additional Series D Preference Shares shall be and be deemed to be fully paid up.

For purposes of this Article 29(d), “Additional Stock” shall mean all Ordinary Shares issued by the Company and/or issuable under any rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or any securities convertible or exchangeable into Ordinary Shares, after the date on which the relevant Series D Preference Shares were first issued (“Series D Original Issue Date”), other than (1) the Series D-1 Preference Shares which may be deemed to have been issued at a price lower than the Series D-2 Conversion Price due to the Adjustment to Series D-1 Purchase Price, and (2) Ordinary Shares issued or issuable at any time (I) upon conversion of Preference Shares; (II) upon exercise of warrants, rights or options outstanding as at the Series D Original Issue Date (including any Ordinary Shares into which outstanding Series D Preference Shares are convertible); (III) to officers, directors, and employees of, and consultants to, the Company and/or its Subsidiaries pursuant to the ESOP or other equity incentive plan; (IV) as a dividend or distribution with respect to the Preference Shares; (V) pursuant to equipment financing or leasing arrangements or bank financing transactions or in connection with business combinations or corporate, partnering agreements or other similar arrangements approved by the Directors (including without limitation those issued to or issuable in connection with any acquisition and other commercial transactions of the Company occurred before the Series D Original Issue Date, i.e. to Charm Huge Management Limited, Winstate Investments Limited, Honour State Limited); (VI) pursuant to a Qualified IPO; (VII) pursuant to adjustments made to share splits, combinations, subdivisions, recapitalizations or similar events.

For the purpose of making any adjustment to the Series D Conversion Price as provided above, the consideration received by the Company for any issue or sale of Ordinary Shares shall be computed:
(A)	to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

(B)	to the extent it consists of property other than cash, at the fair market value of that property as reasonably determined in good faith by the Directors as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(C)	if Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Directors to be allocable to such Ordinary Shares.
If the Company (1) grants any rights or options to subscribe for, purchase, or otherwise acquire Ordinary Shares, or (2) issues or sells any security convertible or exchangeable into Ordinary Shares, then, in each case, the price per Ordinary Share issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by the maximum number of Ordinary Shares issuable on the exercise of conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of Ordinary Shares issuable on exercise or conversion at the price per share determined under this Article 29(d), and the relevant Series D Conversion Price, will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Series D Conversion Price will be made as a result of the actual issuance of Ordinary Shares on the exercise of any such rights or options or the conversion of any such convertible securities.

Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Ordinary Shares, the relevant Series D Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Ordinary Shares. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the relevant Series D Conversion Price then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of Ordinary Shares actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefore, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefore and to be received on the basis of such changed price or rate.

(e)	Other Adjustment Events. If the holders of at least a majority of the then outstanding Series D-1 Preference Shares reasonably determine that an adjustment should be made to the Series D-1 Conversion Price as a result of one or more events or circumstances not referred to in this Article 29, the Company shall request such firm of internationally recognized independent accountants jointly selected by the Company and such holders, acting as experts, to determine as soon as practicable what adjustment (if any) to the Series D-1 Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect, and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, the costs, fees and expenses of the accountants selected shall be borne by the Company. If the holders of at least a majority of the then outstanding Series D-2 Preference Shares reasonably determine that an adjustment should be made to the Series D-2 Conversion Price as a result of one or more events or circumstances not referred to in this Article 29, the Company shall request such firm of internationally recognized independent accountants jointly selected by the Company and such holders, acting as experts, to determine as soon as practicable what adjustment (if any) to the Series D-2 Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect, and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, the costs, fees and expenses of the accountants selected shall be borne by the Company.

(f)	Extension of General Offer. So long as any Series D Preference Shares are outstanding and the Company becomes aware that an offer is made or an invitation is extended to all holders of Ordinary Shares generally to acquire all or some of the Ordinary Shares or any scheme or arrangement is proposed for that acquisition, the Company shall forthwith give notice to all holders of Series D Preference Shares and the Company shall use its best endeavours to ensure that there is made or extended at the same time a similar offer or invitation, or that the scheme or arrangement is extended, to each holder of Series D Preference Shares, as if its conversion rights had been fully exercised on a date which is immediately before the record date for the offer or invitation or the scheme or arrangement at the Series D Conversion Price applicable at that time.

(g)	Notices Regarding Winding-up. If, at any time when any Series D Preference Shares are outstanding, a notice is given announcing the convening of a meeting of the Members of the Company for the purpose of passing a resolution for the winding up of the Company, the Company forthwith shall give notice to all holders of Series D Preference Shares. Each such holder of Series D Preference Shares shall be entitled at any time within two (2) weeks after the date on which such notice is given (but not thereafter) to elect by notice in writing delivered to the Company to be treated as if it had, immediately before the date of the passing of such resolution, exercised its conversion rights in respect of all Series D Preference Shares of which it is the holder and it shall be entitled to receive an amount equal to the amount which it would have received had it been the holder of Ordinary Shares to which it would have become entitled by virtue of such exercise.

(h)	No Adjustment. No adjustment of the Series D Conversion Price shall be made in an amount less than US$0.01 per Series D Preference Share.
30.	No Impairment. The Company will not, by amendment of its Memorandum or these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of the Articles 28 and 29 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series D Preference Shares against impairment.

31.	Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the relevant Series D Conversion Price pursuant to Article 28 and Article 29, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Series D-1 Preference Shares or Series D-2 Preference Shares, as the case may be, subject to such adjustment or readjustment, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series D-1 Preferred Shares or Series D-2 Preferred Shares at such holder’s address as shown in the Company’s books. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable conversion price then in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Series D-1 Preference Shares or Series D-2 Preference Shares.
GENERAL CONVERSION PROVISIONS
32.	Notices of Record Date. In the event that the Company shall propose at any time:
(a)	to declare any dividend or distribution upon its Ordinary Shares or other class or series of shares, whether in cash, property, stock, or other securities, and whether or not a regular cash dividend;

(b)	to offer for subscription pro rata to the holders of any additional shares of any class or series or other rights;

(c)	to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(d)	to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property, assets or business, or a majority of the capital stock of the Company, or to liquidate, dissolve, or wind up;
then, in connection with each such event, the Company shall send to the holders of Preference Shares:
(A)	at least thirty (30) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subparagraphs (c) and (d) of this Article 32; and

(B)	in the case of the matters referred to in subparagraphs (c) and (d) of this Article 32, at least thirty (30) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preference Shares at the address for each such holder as shown on the books of the Company.
33.	Issue Taxes. The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of Preference Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

34.	Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of Preference Shares, such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preference Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preference Shares, the Company will take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite Members’ approval of any necessary amendment to its Memorandum and these Articles.
REDEMPTION
35.	Any holder of Preference Shares shall have the right at any time and from time to time commencing from the fourth anniversary date of the Series D Original Issue Date, if there is no IPO or Trade Sale, to require and demand the Company to redeem all (but not part) of its Preference Shares, and the Company shall redeem all of such holder’s Preference Shares within ninety (90) days from the date of the redemption notice given to the Company by such holder of Preference Shares, unless a longer period of time is required under the relevant redemption notice.

36.	The initial redemption price payable on each Series A Preference Share (“Series A Redemption Amount”) is, subject to adjustment for combinations, consolidations, subdivisions, or stock splits or the like with respect to such shares, the total of:-
(a)	any dividend relating to each Series A Preference Share which has been declared by the Company but unpaid, to be calculated up to and including the Series A Redemption Date; and

(b)	approximately US$1.05 per Series A Preference Share.
37.	The initial redemption price payable on each Series B Preference Share (“Series B Redemption Amount”) is, subject to adjustment for combinations, consolidations, subdivisions, or stock splits or the like with respect to such shares, the total of:-
(a)	any dividend relating to each Series B Preference Share which has been declared by the Company but unpaid, to be calculated up to and including the Series B Redemption Date; and

(b)	approximately US$4.21 per Series B Preference Share for NVCC Chinese New Stars I Partnership and DCM IV, L.P. and DCM Affiliates Fund IV, L.P., or approximately US$3.79 per Series B Preference Share for LC Fund II and Authosis Capital Inc.
38.	The initial redemption price payable on each Series C Preference Share (“Series C Redemption Amount”) is, subject to adjustment for combinations, consolidations, subdivisions, or stock splits or the like with respect to such shares, the total of:-
(a)	any dividend relating to each Series C Preference Share which has been declared by the Company but unpaid, to be calculated up to and including the Series C Redemption Date; and

(b)	approximately US$7.68 per Series C Preference Share.
39.	The initial redemption price payable on each Series D-1 Preference Share (“Series D-1 Redemption Amount”) is, subject to adjustment for combinations, consolidations, subdivisions, or stock splits or the like with respect to such shares, the total of:
(a)	any dividend relating to each Series D-1 Preference Share which has been declared by the Company but unpaid, to be calculated up to and including the Series D-1 Redemption Date; and

(b)	approximately US$8.61 per Series D-1 Preference Share, subject to the Adjustment to Series D-1 Purchase Price.
The initial redemption price payable on each Series D-2 Preference Share (“Series D-2 Redemption

Amount”) is, subject to adjustment for combinations, consolidations, subdivisions, or stock splits or the like with respect to such shares, the total of:
(a)	any dividend relating to each Series D-2 Preference Share which has been declared by the Company but unpaid, to be calculated up to and including the Series D-2 Redemption Date; and

(b)	approximately US$7.68 per Series D-2 Preference Share.
40.	Holders of Series A Preference Shares wishing to redeem their Series A Preference Shares shall give the Company a notice (“Series A Redemption Notice”) at any time after the expiry of the fourth anniversary date of the Series D Original Issue Date. The Series A Redemption Notice shall specify the number of Series A Preference Shares to be redeemed (which shall be all the Series A Preference Shares held by the holder of Series A Preference Shares for the time being), the date of the redemption (which shall be no less than thirty (30) days but within ninety (90) days from the date of the Series A Redemption Notice, “Series A Redemption Date”) and the place at which the certificates for the Series A Preference Shares are to be presented for redemption. Upon receipt of this Series A Redemption Notice, the Company shall notify the holders of the Series B Preference Shares, the holders of Series C Preference Shares and the holders of the Series D Preference Shares within five (5) business days that they it has received such Series A Redemption Notice. The holders of the Series B Preference Shares and/or holders of the Series C Preference Shares and/or the holders of the Series D Preference Shares wishing to redeem their Series B Preference Shares or Series C Preference Shares or the Series D Preference Shares, as the case may be, at that time shall then give the Company not less than 30 days’ notice to also redeem their Series B Preference Shares or Series C Preference Shares or Series D Preference Shares on the same redemption date as the Series A Shareholders who have given the Company their Series A Redemption Notice mentioned above.

41.	Redemption of the Series B Preference Shares is effected by the holder thereof giving the Company a notice (“Series B Redemption Notice”) at any time the expiry of the fourth anniversary date of the Series D Original Issue Date. The Series B Redemption Notice shall specify the number of Series B Preference Shares to be redeemed (which shall be all the Series B Preference Shares held by the holder of Series B Preference Shares for the time being), the date of the redemption (which shall be no less than thirty (30) days but within ninety (90) days from the date of the Series B Redemption Notice, “Series B Redemption Date”) and the place at which the certificates for the Series B Preference Shares are to be presented for redemption.

42.	Redemption of the Series C Preference Shares is effected by the holder thereof giving the Company a notice (which shall be no less than thirty (30) days but within ninety (90) days from the date of the Series C Redemption Notice, “Series C Redemption Notice”) at any time after the expiry of the fourth anniversary date of the Series D Original Issue Date. The Series C Redemption Notice shall specify the number of Series C Preference Shares to be redeemed (which shall be all the Series C Preference Shares held by the holder of Series C Preference Shares for the time being), the date of the redemption (“Series C Redemption Date”) and the place at which the certificates for the Series C Preference Shares are to be presented for redemption.

43	Redemption of the Series D-1 Preference Shares is effected by the holder thereof giving the Company a notice (“Series D-1 Redemption Notice”) at any time after the expiry of the fourth anniversary date of the Series D Original Issue Date. The Series D-1 Redemption Notice shall specify the number of Series D-1 Preference Shares to be redeemed (which shall be all the Series D-1 Preference Shares held by the holder of Series D-1 Preference Shares for the time being), the date of the redemption (which shall be no less than thirty (30) days but within ninety (90) days from the date of the Series D-1 Redemption Notice, “Series D-1 Redemption Date”) and the place at which the certificates for the Series D-1 Preference Shares are to be presented for redemption.

Redemption of the Series D-2 Preference Shares is effected by the holder thereof giving the Company a notice (“Series D-2 Redemption Notice”) at any time after the expiry of the fourth anniversary date of the Series D Original Issue Date. The Series D-2 Redemption Notice shall specify the number of

Series D-2 Preference Shares to be redeemed (which shall be all the Series D-2 Preference Shares held by the holder of Series D-2 Preference Shares for the time being), the date of the redemption (which shall be no less than thirty (30) days but within ninety (90) days from the date of the Series D-2 Redemption Notice, “Series D-2 Redemption Date”) and the place at which the certificates for the Series D-2 Preference Shares are to be presented for redemption.

44.	On the relevant redemption date the holder of the Preference Shares who has served its particular redemption notice is bound to deliver to the Company at the place stated in the redemption notice the certificate (or certificates) for those Preference Shares (or, in the case of lost certificates, an indemnity in a form reasonably satisfactory to the Directors). On receipt, the Company shall pay to the holder (or, in the case of joint holders, to the holder whose name stands first in the register in respect of the Preference Shares) the redemption money due to it.

45.	If the number of Preference Shares which could be redeemed to the extent permitted by law is less than the number of Preference Shares requested to be redeemed in the redemption notice, the Company shall redeem such number of Preference Shares to the maximum extent permitted by law, and the excess number of Preference Shares not being redeemed shall be redeemed by the Company as soon as the Company has available funds or assets to effect such redemption, provided that the holders of Series D Preference Shares shall receive the Series D Redemption Amount in full prior and in preference to the holders of Series C Preference Shares, Series B Preference Shares and Series A Preference Shares; after the holders of Series D Preference Shares have received the Series D Redemption Amount in full, the holders of Series C Preference Shares shall receive the Series C Redemption Amount out of the remaining funds of the Company, if any, prior and in preference to the holders of Series B Preference Shares and Series A Preference Shares; after the holders of Series D Preference Shares and Series C Preference Shares have received the Series D Redemption Amount and Series C Redemption Amount in full, the holders of Series B Preference Shares shall receive the Series B Redemption Amount out of the remaining funds of the Company, if any, prior and in preference to the holders of Series A Preference Shares; after the holders of Series D Preference Shares, Series C Preference Shares and the Series B Preference Shares have received the Series D Redemption Amount, the Series C Redemption Amount and the Series B Redemption Amount in full, the holders of Series A Preference Shares shall receive the Series A Redemption Amount out of the remaining funds of the Company, if any.

46.	If the Company does not have sufficient funds or assets or is otherwise unable for any reason whatsoever to redeem all of Series D Preference Shares requested to be redeemed in the Series D Redemption Notice(s) on the relevant Series D Redemption Date(s), the holders of Series D Preference Shares shall have the right to request the Company to (i) convert the remaining portion of the Series D Redemption Amount outstanding into debt of the Company payable on the six (6) month anniversary of the relevant Series D Redemption Date(s) or on a payment schedule mutually agreed by the Company and the holders of Series D Preference Shares requesting the redemption; or (ii) be liquidated immediately, under which circumstance, the holders of the Series D Preference Shares shall be entitled to be paid the higher of (A) the D Preference Amount (provided the D-1 Preference Amount shall subject to the Adjustment to Series D-1 Purchase Price) and (B) the outstanding Series D Redemption Amount (provided the Series D-1 Redemption Amount shall subject to the Adjustment to Series D-1 Purchase Price), on a pari passu basis among themselves.

LIEN ON SHARES
47.	The Company shall have a first and paramount lien and charge on all shares (not being a fully paid-up share) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

48.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

49.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

50.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.
CALL ON SHARES
51.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

	(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

	(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.
52.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

53.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.
54.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

55.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.
(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.
FORFEITURE OF SHARES
56.	(a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.
(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.
57.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

58.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

59.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS
60.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.
TRANSMISSION OF SHARES
61.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.
62.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.
(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.
63.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.
AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF
REGISTERED OFFICE & ALTERATION OF CAPITAL
64.	(a)	Subject to and in so far as permitted by the provisions of the Statute and these Articles in particular Article 98 and Article 99, the Company may from time to time by Special Resolution alter or amend its Memorandum otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:
(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.
(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)	Without prejudice to Article 11 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.
CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
65.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

66.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

67.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.
GENERAL MEETING
68.	(a)	Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.
(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.
69.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth (1/10) of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.
(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
NOTICE OF GENERAL MEETINGS
70.	At least ten (10) business days notice shall be given by the Board of Directors of an annual general meeting or any other general meeting to the Members whose names on the date of the notice appear as a shareholder in the register of members of the Company and are entitled to vote at the meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 69 have been complied with, be deemed to have been duly convened if it is so agreed:
(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five percent (75%) in nominal value or in the case of shares without nominal or par value seventy-five percent (75%) of the shares in issue (on an as-converted basis), or their proxies.
71.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.
PROCEEDINGS AT GENERAL MEETINGS
72.	A general meeting shall be deemed duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy (i) the holder(s) of Series A Preference Shares holding not less than an aggregate of fifty percent (50%) of the outstanding Series A Preference Shares, (ii) the holder(s) of Series B Preference Shares holding not less than an aggregate of fifty percent (50%) of the outstanding Series B Preference Shares, (iii) the holder(s) of Series C Preference Shares holding not less than an aggregate of fifty percent (50%) of the outstanding Series C Preference Shares, (iv) the holder(s) of Series D Preference Shares holding not less than an aggregate of fifty percent (50%) of the outstanding Series D Preference Shares; and (v) the holder(s) of Ordinary Shares being not less than an aggregate of fifty percent (50%) of all Ordinary Shares in issue (excluding shares (i) issued pursuant to the ESOP; (ii) issued or issuable in connection with any acquisition and other commercial transactions of the Company occurred before the Series D Original Issue Date, i.e. to Charm Huge Management Limited, Winstate Investments Limited, Honour State Limited; and (iii) for which the Preference Shares are convertible into), provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy. No business shall be transacted at any general meeting unless the aforesaid quorum of Members is present at the time when the meeting proceeds to business.

73.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by one hundred percent (100%) Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

74.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same time and place seven (7) business days later or such other place as the Directors may determine and if at the adjourned meeting or next duly noticed meeting a quorum is not present within forty-five (45) minutes from the time appointed for the meeting, the Members present shall constitute a quorum, provided that such Members present must represent more than 75% of the voting rights (on an as-converted basis). Other than the business as outlined in the notice to Members, no other business shall be determined at the adjourned meeting.

75.	The general meeting of the Company may be held and any Member or shareholder, as the case may be, may participate in such meeting, by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting are capable of hearing each other; and such participation shall be deemed to constitute presence in person at that meeting.

76.	The Chairman of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

77.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their numbers to be Chairman of the meeting.

78.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

79.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

80.	Unless a poll be so demanded a declaration by the Chainman that a resolution has on a show of hands been carried, or carded unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

81.	The demand for a poll may be withdrawn.

82.	Except as provided in Article 84, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

83.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chainman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

84.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.
VOTES OF MEMBERS
85.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote and on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

86.	Each Series A Preference Share shall carry such number of votes as is equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Series A Preference Shares. Each Series B Preference Share shall carry such number of votes as is equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Series B Preference Shares. Each Series C Preference Share shall carry such number of votes as is equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Series C Preference Shares. Each Series D-1 Preference Share shall carry such number of votes as is equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Series D-1 Preference Shares. Each Series D-2 Preference Share shall carry such number of votes as is equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Series D-2 Preference Shares. The holders of Series A Preference Shares, the holders of Series B Preference Shares, the holders of Series C Preference Shares, the holders of Series D Preference Shares and the holders of Ordinary Shares shall vote together and not as a separate class, unless otherwise provided in these Articles, the Memorandum and the applicable Statute.

87.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

88.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

89.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

90.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall] be final and conclusive.

91.	On a poll or on a show of hands votes may be given either personally or by proxy.
PROXIES
92.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

93.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.
94.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

95.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

96.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

97.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.
PROTECTIVE PROVISIONS
98.	Subject to Article 99, Members and the Company shall each take all steps necessary to ensure that the Company shall not carry out any of the following actions, and no affirmative board or members’ resolution shall be adopted to approve or carry out the same, except with the prior written consent of the Preference Shareholders who hold(s) in aggregate at least a 50% interest for the time being in the issued Preference Shares (on an as-if-converted basis):
(a)	cease to conduct or carry on the Main Business as now conducted or change any part of the business activities of any of the Company;

(b)	sell or Dispose of the whole or a substantial part of the goodwill or the assets of the Company;

(c)	increase, reduce or cancel the authorized or issued share capital of the Company or issue, allot, or purchase any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options rights or warrants or which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of the Preference Shareholders in the Company;

(d)	make any distribution of profits amongst the Members by way of dividend (interim or final), capitalization of reserves or otherwise, in one financial year in excess of 20% of the net profits of a financial year;

(e)	decide on the terms and conditions of the appointment of, and the compensation and salaries payable to, any senior management personnel of the Company including without limitation the Chief Executive Officer, Chief Financial Officer, Chief Operation Officer and Chief Technology Officer of the Company, and any variations to any of such terms, conditions, compensation or salaries (provided that the appointment, replacement and removal of the said senior management personnel of the Company and determination of such terms, conditions, compensation or salaries shall also be subject to the approval set forth in Article 125). For the purpose of this Article 98(e), “compensation” shall include base salary/services fee, bonus, subsidies, and other welfares;
(f)	increase the aggregate compensation (including all benefits and bonus) of any of the 5 most highly compensated employees or officers of the Company by more than 50% in any 12 months’ period, adopt, terminate or make material amendments to any ESOP, or any increase or decrease in the number of options or shares which may be granted under any ESOP;

(g)	amendment of the accounting policies previously adopted or change the financial year of the Company;

(h)	appoint or change the auditors of the Company;

(i)	acquire or Dispose of any investment into any entity (regardless if such investment may be capitalized on the Company’s balance sheet or not), in a single transaction or a series of transactions where such investment would be in the aggregate exceed US$500,000, or incur any commitment in excess of US$500,000 at any time in respect of any one transaction or in excess of US$1,000,000 at any time in related transactions in any financial year of the Company;

(j)	borrow any money or obtain any financial facilities except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business;

(k)	create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating change, mortgage en-cumbrance or other security) on all or any of the undertaking, assets or rights of the Company except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not exceeding US$200,000 (or its equivalent in other currency or currencies) or in excess of US$1,000,000 at any time in any financial year;

(l)	sell, transfer, license, charge, encumber or otherwise Dispose of all or substantially all of the trademarks, patents, copyrights or other intellectual property owned the Company;

(m)	approve or make adjustments or modifications to terms of transactions involving the interest of any Director or Member of the Company, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any Director or Member of the Company;

(n)	Dispose or dilute the Company’s interest, directly or indirectly, in any of its subsidiaries and branches;

(o)	approve any transfer of Shares in the Company;

(p)	enter into any transaction between the Company on the one hand and any of its Associates on the other or enter into any form of agreement that is not on arms length terms and conditions with any third party;

(q)	adopt or significantly modify the annual business plan of the Company as a whole; and

(r)	enter into any transaction outside of the Company’s ordinary course of business.
99.	Notwithstanding the foregoing, the Company shall not carry out any of the following actions except with the prior approval of the holder(s) representing at least seventy-five percent (75%) of the issued and outstanding shares of the Company (excluding shares issued or issuable (i) pursuant to the ESOP, and (ii) in connection with any acquisition and other commercial transactions of the Company occurred before the Series D Original Issue Date, i.e. to Charm Huge Management Limited, Winstate Investments Limited, Honour State Limited):
(a)	any amendment, modification or change to or of the Memorandum or the Articles of the Company;

(b)	the commencement of any liquidation, dissolution, winding up or termination of the Company;

(c)	any merger, spin-off, sale, disposal of, or creation of any Encumbrance over all or substantially all of the assets or any assets of the Company (including without limitation the Company’s interest in any of its Subsidiaries or the intellectual property or business in connection with any of its products as may be developed from time to time) the Disposal of which would have a material effect on the business;

(d)	any acquisition or formation of any subsidiary or acquisition of the whole or any substantial part of the undertakings, assets or business of any other company or any entity or any entry into any joint venture or partnership with any other entity or any entry into any merger, consolidation or restructure;

(e)	the entry into any contract, agreement or transaction between the Company and any of its Directors, officers, or shareholders (or their respective Associates), including without limitation any loans, credits, undertakings and benefits in favour of such persons and any amendment or termination of any contract, agreement or transaction previously approved by the Preference Shareholders; and

(f)	any material alteration or change in the business scope of the Company that would result in the Company engaging in different business other than the Main Business or any material change in the business plan of the Company as a whole or any material change in the approved annual budget for the Company.
99(A) Any Disposal of Preference Shares (or Ordinary Shares issued upon the conversion of the Preference Shares) by any Preference Shareholder(s) to another existing Preference Shareholder(s) or the Associate(s) of such another existing Preference Shareholder(s), which, whether in a single transaction or through a series of transactions, would result in such existing Preference Shareholder (together with the Associate(s) of such Preference Shareholder) holding 25% or more of the entire issued and outstanding voting Shares of the Company shall require the prior written approval of Proudview.
DIRECTORS
100.	There shall be a Board of Directors consisting of a maximum of seven (7) persons (exclusive of alternate Directors) PROVIDED HOWEVER that the Company may from time to time increase or reduce the limits in the number of Directors by a majority vote of the Members and consented to by the holders of Series A Preference Shares then holding a majority shareholding of the Series A Preference Shares, by holders of Series B Preference Shares then holding a majority shareholding of the Series B Preference Shares, the holders of Series C Preference Shares then holding a majority shareholding of the Series C Preference Shares, holders of Series D Preference Shares then holding a majority shareholding of the Series D Preference Shares and the holders of Ordinary Shares then holding a majority shareholding of the Ordinary Shares (excluding any Ordinary Shares (i) issued pursuant to the ESOP; (ii) issued or issuable in connection with any acquisition and other commercial transactions of the Company occurred before the Series D Original Issue Date, i.e. to Charm Huge Management Limited, Winstate Investments Limited, Honour State Limited; and (iii) for which the Preference Shares are convertible into). The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers of the Memorandum or a majority of them.

101.	So long as there are holder(s) of Series A Preference Shares holding more than 10% of the total Ordinary Shares on a fully converted basis in aggregate, and so long as it is a holder of Series A Preference Shares, LC Fund II shall be entitled, by written notice to the Company, to nominate and elect one (1) Director of the Board and to remove such Director nominated by it and to nominate and elect another person to replace the Director removed.

102.	So long as there are holders of Series B Preference Shares holding more than 10% of the total Ordinary Shares on a fully converted basis in aggregate, and so long as it is a holder of Series B Preference Shares, NVCC Chinese New Stars I Partnership shall be entitled, by written notice to the Company, to nominate and elect one (1) Director of the Board and to remove such Director nominated by it and to nominate and elect another person to replace the Director removed.

103.	So long as there are holders of Series C Preference Shares holding more than 10% of the total Ordinary Shares on a fully converted basis in aggregate, and so long as it is a holder of Series C Preference Shares, DCM IV, L.P. and DCM Affiliates Fund IV, L.P. shall be entitled, by written notice to the Company, to jointly nominate and elect one (1) Director of the Board and to remove such Director nominated by it and to nominate and elect another person to replace the Director removed.

104	So long as Bertelsmann Asia Investments AG continues to hold five percent (5%) of the issued and outstanding Shares of the Company, Bertelsmann Asia Investments AG shall be entitled, by written notice to the Company, to nominate and elect one (1) Director of the Board and to remove such Director nominated by it and to nominate and elect another person to replace the Director removed. The rights of Bertelsmann under this Article 104 shall be assignable and inure to the benefits of the member(s) of the Bertelsmann Group.

105.	So long as there are holders of Ordinary Shares holding more than 10% of the total Ordinary Shares issued and outstanding, such holders of Ordinary Shares (excluding holders of any Ordinary Shares (i) issued pursuant to the ESOP; (ii) issued or issuable in connection with any acquisition and other commercial transactions of the Company occurred before the Series D Original Issue Date, i.e. Charm Huge Management Limited, Winstate Investments Limited, Honour State Limited; and (iii) for which the Preference Shares are convertible into) shall be entitled to nominate and elect three (3) Directors of the Board of Directors (of whom one (1) Director shall be the Chief Executive Officer of the Company) and to remove such Directors nominated by it/them and to nominate and elect other persons to replace the Directors removed in accordance with the same terms.

106.	Any resolution of the Board of Directors must be approved by at least two-third (2/3) of the Directors entitled to receive notice of a meeting of the Board in order to be valid, subject to the Shareholders Agreement, unless a higher vote is required pursuant to the statute, these Articles and the Shareholders Agreement.

107.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

108.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

109.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

110.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

111.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

112.	Subject to these Articles, a Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

113.	In addition to any further restrictions set forth in these Articles, no person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. Subject to the Shareholders Agreement, a Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

114.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 113 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
ALTERNATE DIRECTORS
115.	Subject to the exception contained in Article 122, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS
116.	The business of the Company shall be managed in the best interests of the Company by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

117.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

118.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

119.	The Directors shall cause minutes to be made in books provided for the purpose:
(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.
120.	Subject to these Articles, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

121.	Subject to these Articles, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.
MANAGEMENT
122.	Subject to these Articles:
(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.
MANAGING DIRECTORS
123.	Subject to these Articles, the Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

124.	Subject to these Articles, the Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.
PROCEEDINGS OF DIRECTORS
125.	(A)	Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit , but no less frequent than four meetings every fiscal year with one meeting in each fiscal quarter, with each having one (1) vote. Questions arising at any meeting shall be decided by at least two-thirds (2/3) majority of the votes of the Directors and alternate Directors entitled to receive notice of a meeting of the Board, unless a higher vote is required pursuant to the statute, these Articles and the Shareholders Agreement, with the vote of an alternate Director not being counted if his appointor be present at such meeting.
(B)	Any appointment, replacement or dismissal of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Operation Officer, President, or vice President (or the senior officer holding a equivalent position) of the Company shall be subject to the prior written approval of at least two (2) Directors appointed by the holders of Ordinary Shares in accordance with Article 105.

(C)	Subject to the board quorum set out in Article 127, the termination of the compensation or remuneration of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Operation Officer, President, or vice President, (or the senior officer holding a equivalent position) of the Company shall require the approval of at least six (6) Directors of the Board. For the purpose of this Article, “compensation or remuneration” shall include base salary/services fee, bonus, subsidies, and other welfares. Subject to the adjournment proceedings set out in Article 127, questions regarding the subject matter in this Article 125(C) shall be approved by at least two-thirds (2/3) of all the Directors entitled to receive notice of a meeting of the Board.
126.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least five (5) business days’ written notice to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless such notice is waived in writing by all the Directors (or their alternates) either at, before or after the meeting is held, PROVIDED THAT the presence of a Director at a meeting shall be deemed to constitute a waiver on his part in respect of such meeting, and PROVIDED FURTHER if the notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 71 shall apply mutatis mutandis with respect to notices of meetings of Directors. The Company shall deliver the minutes of a Board meeting to each Director within seven (7) days after the meeting.

127.	The quorum necessary for the transaction of the business of the Directors shall be five(5) Directors, comprising of (1) Director appointed by LC Fund II (for as long as LC Fund II is entitled to appoint one Director), one (1) Director appointed by NVCC Chinese New Stars I Partnership (for as long as NVCC Chinese New Stars I Partnership is entitled to appoint one Director), one (1) Director appointed by DCM IV, L.P. and DCM Affiliates Fund IV, L.P. (for as long as DCM IV, L.P. and DCM Affiliates Fund IV, L.P. are entitled to appoint one Director), one (1) Director appointed by Bertelsmann Asia Investments AG (for as long as Bertelsmann Asia Investments AG is entitled to appoint one Director) and one (1) Director appointed by the holders of the Ordinary Shares (excluding shares (i) issued pursuant to the ESOP; (ii) issued or issuable in connection with any acquisition and other commercial transactions of the Company occurred before the Series D Original Issue Date, i.e. to Charm Huge Management Limited, Winstate Investments Limited, Honour State Limited; and (iii) for which the Preference Shares are convertible into), PROVIDED ALWAYS (i) a Director and his appointed alternate Director being considered only one person for this purpose, and (ii) if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

A meeting of the Board of Directors will be adjourned to the same time and place seven (7) business days later if a quorum is not present at that meeting. If at such adjourned meeting a quorum or next duly noticed meeting is still not present within forty-five minutes from the time appointed for the meeting, the any five (5) Directors present at such adjourned meeting or next duly noticed meeting shall constitute a quorum. Questions arising at such adjourned meeting or next duly noticed meeting shall be approved by at least two-thirds (2/3) of all the Directors entitled to receive notice of a meeting of the Board. Except for the business as outlined in the notice to Directors, no other business shall be transacted thereat.

128.	A resolution signed by at least two-thirds (2/3) majority of the Board of Directors entitled to receive notice of a meeting of the Board of Directors shall be as valid and effectual for all purposes as a resolution of such Directors duly passed at a meeting of the Board duly convened, held and constituted provided that:
(a)	where such resolution is in relation to any contract or arrangement in which a Director or Directors are interested, it shall not be effective unless the number of Directors signing the resolution who are not interested in the contract or arrangement would have constituted a quorum of Directors if a meeting had been held for the purpose of considering the contract or arrangement;

(b)	when a Director has approved a resolution by facsimile, the original of the signed copy shall be deposited with the Company in its registered office or such other office as the Company may designate for this purpose from time to time by such Director as soon as possible thereafter. Any such resolution may consist of several documents, provided each such document is signed by one or more Directors; and

(c)	resolutions relating to the Company’s matters provided in Article 98 shall not be effective unless and until any consent of the Preference Shareholders required under Article 98 has been obtained; resolutions relating to the Company’s matters provided in Article 99 shall not be effective unless and until any consent of the Members representing at least seventy-five percent (75%) of the entire issued and outstanding shares of the Company (excluding shares (i) issued pursuant to the ESOP; and (ii) issued or issuable in connection with any acquisition and other commercial transactions of the Company occurred before the Series D Original Issue Date, i.e. to Charm Huge Management Limited, Winstate Investments Limited, Honour State Limited) required under Article 99 has been obtained. resolutions relating to the Company’s matters provided in Article 99(A) shall not be effective unless and until any consent of the Member(s) holding a majority of the issued and outstanding Ordinary Shares of the Company (excluding Ordinary Shares (i) issued pursuant to the ESOP; (ii) issued or issuable in connection with any acquisition and other commercial transactions of the Company occurred before the Series D Original Issue Date, i.e. to Charm Huge Management Limited, Winstate Investments Limited, Honour State Limited, and (3) issued or issuable upon conversion of any Preference Shares) required under Article 99(A) has been obtained.
129.	Subject to Article 127, the continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

130.	The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty (30) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting. The Chairman of the Board is initially Li Bin.

131.	Subject to these Articles, the Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors

132.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

133.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

134.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
135.	(a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

	(b)	The provisions of Articles 92-96 shall mutatis mutandis apply to the appointment of proxies by Directors.
VACATION OF OFFICE OF DIRECTOR
136.	The office of a Director shall be vacated:
(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind.
APPOINTMENT AND REMOVAL OF DIRECTORS
137.	A Director can only be removed from the Board by the party or parties which appointed him, unless such director resigns voluntarily or the term of his service expires, in which case the party or parties entitled to appoint such director shall be entitled to nominate a replacement to be appointed by the Board to fill the vacancy thus created.

138.	Directors may only appointed to and removed from the Board by the relevant Members in accordance with the Shareholders Agreement and these Articles, in particular under the circumstances provided in Article 136 of these Articles.
PRESUMPTION OF ASSENT
139.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
SEAL
140.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

	(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

	(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of companies in the Cayman Islands or elsewhere wheresoever.
OFFICERS
141.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.
DIVIDENDS, DISTRIBUTIONS AND RESERVE
142.	Subject to the Statute and these Articles, the Directors may from time to time declare dividends

(including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

143.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

144.	Holders of Series A Preference Shares, holders of Series B Preference Shares, holders of Series C Preference Shares and holders of Series D Preference Shares shall be entitled to receive out of any funds legally available therefor, when and if declared by the Board of Directors, dividends at the rate and in the amount as the Board of Directors considers appropriate.

No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

145.	No dividends or other distributions shall be declared, paid or distributed (whether in cash or otherwise) on any Ordinary Share or any other class or series of Shares unless and until a dividend in the like amount and kind has first been declared on the Preference Shares on an as-if-converted basis and has been paid in full to the Preference Shareholders.

146.	No dividends (other than those payable solely in Ordinary Shares) shall be declared or paid on the Ordinary Shares, Series C Preference Shares, Series B Preference Shares, Series A Preference Shares or any future series of preference shares, unless and until a dividend in like amount is declared and paid on each outstanding Series D Preference Shares (on an as-if-converted basis).

No dividends (other than those payable solely in Ordinary Shares) shall be declared or paid on the Ordinary Shares, Series B Preference Shares, Series A Preference Shares or any future series of preference shares, unless and until a dividend in like amount is declared and paid on each outstanding Series C Preference Shares (on an as-if-converted basis).

No dividends (other than those payable solely in Ordinary Shares) shall be declared or paid on the Ordinary Shares, Series A Preference Shares or any future series of preference shares, unless and until a dividend in like amount is declared and paid on each outstanding Series B Preference Shares (on an as-if-converted basis).

No dividends (other than those payable solely in Ordinary Shares) shall be declared or paid on the Ordinary Shares or any future series of preference shares, unless and until a dividend in like amount is declared and paid on each outstanding Series A Preference Shares (on an as-if-converted basis).

The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls according to Article 51 to 55 of these Articles or otherwise.

147.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

148.	Subject to these Articles, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Director may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

149.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

150.	No dividend or distribution shall bear interest against the Company.
CAPITALISATION
151.	Subject to these Articles, the Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.
BOOKS OF ACCOUNT
152.	The Directors shall cause proper books of account to be kept with respect to:
(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.
Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

153.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

154.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT
155.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

156.	The directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

157.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

158.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.
NOTICES
159.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.
160.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of 60 hours after the letter containing the same is posted as aforesaid.

	(b)	Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.
161.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

162.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

163.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:
(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and
No other person shall be entitled to receive notices of general meetings.

WINDING UP
164.	Subject to the Article 166, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

165.	Subject to the Article 166, if the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And, subject to Article 166, if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Series A Preference Shares, the holders of Series B Preference Shares, holders of Series C Preference Shares and holders of Series D Preference Shares.
LIQUIDATION PREFERENCE
166.	If a Liquidation Event occurs, distributions to the Members of the Company shall be made in the following manner:
(a)	Each holder of the Series D-1 Preference Shares shall be entitled to receive out of the assets of the Company available for distribution to its Members, prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of the Ordinary Shares, Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, and any other class or series of shares of the Company, the amount of 120% of the Series D-1 Purchase Price (as said price may be adjusted based on the Adjustment to Series D-1 Purchase Price or adjusted for combinations, consolidations, subdivisions, or stock splits or the like), plus all declared but unpaid dividends and distributions on such Series D-1 Preference Shares (collectively, the “D-1 Preference Amount”). Each holder of the Series D-2 Preference Shares shall be entitled to receive out of the assets of the Company available for distribution to its Members, prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of the Ordinary Shares, Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, and any other class or series of shares of the Company, the amount of 120% of the Series D-2 Purchase Price (as said price may be adjusted for combinations, consolidations, subdivisions, or stock splits or the like), plus all declared but unpaid dividends and distributions on such Series D-2 Preference Shares (collectively, the “D-2 Preference Amount”, together with the D-1 Preference Amount, the “D Preference Amount”).

(b)	After the Company made payment of the D Preference Amount to the holders of Series D Preference Shares, each holder of the Series C Preference Shares shall be entitled to receive out of the remaining assets or surplus funds of the Company available for distribution to its Members, prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of the Ordinary Shares, Series A Preference Shares, Series B Preference Shares, and any other class or series of shares of the Company, the amount of the Series C Purchase Price (as said price may be adjusted for combinations, consolidations, subdivisions, or stock splits or the like), plus all declared but unpaid dividends and distributions on such Series C Preference Shares (collectively, the “C Preference Amount”).

(c)	After the Company made payment of the D Preference Amount to the holders of Series D Preference Shares and the C Preference Amount to the holders of Series C Preference Shares, each holder of the Series B Preference Shares shall be entitled to receive out of the remaining assets or surplus funds of the Company available for distribution to its Members, prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of the Ordinary Shares, Series A Preference Shares and any other class or series of shares of the Company, the amount of the Series B Purchase Price (as said price may be adjusted for combinations, consolidations, subdivisions, or stock splits or the like), plus all declared but unpaid dividends and distributions on such Series B Preference Shares (collectively, the “B Preference Amount”).

(d)	After the Company made payment of the D Preference Amount to the holders of Series D Preference Shares, the C Preference Amount to the holders of Series C Preference Shares and the B Preference Amount to the holders of Series B Preference Shares, each holder of the Series A Preference Shares shall be entitled to receive out of the remaining assets or surplus funds of the Company available for distribution to its Members, prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of the Ordinary Shares and any other class or series of shares of the Company, the amount of the Series A Purchase Price (as said price may be adjusted for combinations, consolidations, subdivisions, or stock splits or the like), plus all declared but unpaid dividends and distributions on such Series A Preference Shares (collectively, the “A Preference Amount”).

(e)	All declared but unpaid dividends and distributions on the Preference Shares shall be calculated up to and including the date of commencement of the Liquidation Event.

(f)	If the assets and surplus funds distributable among the holders of Series D Preference Shares are insufficient to permit the payment for the D Preference Amount, then the entire assets and surplus funds of the Company available for distribution to such holders shall be distributed ratably among the holders of Series D Preference Shares in proportion to the number of Series D Preference Shares owned by each such holder.

If after the payment of the D Preference Amount, the assets and surplus funds distributable among the holders of Series C Preference Shares are insufficient to permit the payment for the C Preference Amount, then the entire assets and surplus funds of the Company available for distribution to such holders (after the payment of the D Preference Amount) shall be distributed ratably among the holders of Series C Preference Shares in proportion to the number of Series C Preference Shares owned by each such holder.

If after the payment of the D Preference Amount and the C Preference Amount, the assets and surplus funds distributable among the holders of Series B Preference Shares are insufficient to permit the payment for the B Preference Amount, then the entire assets and surplus funds of the Company available for distribution to such holders (after the payment of the D Preference Amount and the C Preference Amount) shall be distributed ratably among the holders of Series B Preference Shares in proportion to the number of Series B Preference Shares owned by each such holder.

If after the payment of the D Preference Amount, the C Preference Amount and the B Preference Amount, the assets and surplus funds distributable among the holders of Series A Preference Shares are insufficient to permit the payment for the A Preference Amount, then the entire assets and surplus funds of the Company available for distribution to such holders (after the payment of the D Preference Amount, the C Preference Amount and the B Preference Amount) shall be distributed ratably among the holders of Series A Preference Shares in proportion to the number of Series A Preference Shares owned by each such holder.

(g)	After the payment of the D Preference Amount, the C Preference Amount, the B Preference Amount and the A Preference Amount have been made pursuant to this Article 166, the remaining assets and funds of the Company available for distribution to Members shall be distributed pro rata among all the holders of Preference Shares (on an as if converted basis) and Ordinary Shares.
INDEMNITY
167.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.
FINANCIAL YEAR
168.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
AMENDMENTS OF ARTICLES
169.	Subject to the Statute, Article 98 and Article 99, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.
TRANSFER BY WAY OF CONTINUATION
170.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.